Exhibit 2.1

Confidential

PURCHASE AND SALE AGREEMENT

BETWEEN

THE SELLERS LISTED ON SCHEDULE 1

and

KEI (USA) POWER MANAGEMENT INC.
KEI (MAINE) POWER MANAGEMENT (I) LLC
KEI (MAINE) POWER MANAGEMENT (II) LLC
KEI (MAINE) POWER MANAGEMENT (III) LLC
KEI (MAINE) POWER MANAGEMENT (IV) LLC
2240867 Delaware, Inc.
2240870 Delaware, LLC
2240871 Delaware, LLC
2240872 Delaware, LLC

DATED AS OF  NOVEMBER 20, 2009

Confidential

TABLE OF CONTENTS

1.	DEFINITIONS		1
2.	PURCHASE AND SALE OF INTERESTS AND MAINE HYDRO ASSETS; ASSUMPTION OF ASSUMED MAINE HYDRO LIABILITIES		13
	2.1	Purchase and Sale of Interests and Maine Hydro Assets; Assumption of Liabilities	13
	2.2	Closing	13
	2.3	Allocation of Payments to Sellers	13
	2.4	Working Capital Payment	14
3.	REPRESENTATIONS AND WARRANTIES AS TO SELLERS, INTERESTS AND MAINE HYDRO ASSETS		15
	3.1	Ownership of Interests, Assets	15
	3.2	Organization of Sellers	15
	3.3	Authorization of Transaction	16
	3.4	Noncontravention	16
	3.5	Brokers’ Fees	16
	3.6	No Other Interests	16
	3.7	Disclaimers	16
4.	REPRESENTATIONS AND WARRANTIES AS TO MAINE HYDRO COMPANIES AND MAINE HYDRO PROJECTS		18
	4.1	Organization of Companies	18
	4.2	Title to Assets	18
	4.3	Noncontravention	18
	4.4	Legal and Other Compliance; Permits	18
	4.5	Project Contracts	19
	4.6	Insurance	19
	4.8	Litigation	19
	4.8	Employees and Employee Benefits	20
	4.9	Environmental Matters	21
	4.10	Condemnation	21
	4.11	Company Balance Sheet	21
	4.12	Books and Records	21

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	4.13	No Undisclosed Liabilities	22
	4.14	Taxes	22
5.	REPRESENTATIONS AND WARRANTIES AS TO U.S. HYDRO PROJECT COMPANIES AND U.S. HYDRO PROJECTS		22
	5.1	Organization of Companies	22
	5.2	Equity Interests	23
	5.3	Title to Assets	23
	5.4	Noncontravention	23
	5.5	Legal and Other Compliance; Permits	23
	5.6	Project Contracts	24
	5.7	Insurance	24
	5.8	Litigation	24
	5.9	Employees and Employee Benefits	24
	5.10	Environmental Matters	25
	5.11	Condemnation	26
	5.12	Company Balance Sheet	26
	5.13	Books and Records	26
	5.14	No Undisclosed Liabilities	26
	5.15	Taxes	26
6.	REPRESENTATIONS AND WARRANTIES OF BUYER		27
	6.1	Organization of Buyer	27
	6.2	Authorization of Transaction	27
	6.3	Noncontravention	27
	6.4	Brokers’ Fees	28
	6.5	Litigation	28
	6.6	No Knowledge of Sellers’ Breach	28
	6.7	Availability of Funds	28
	6.8	“As Is” Sale	28
	6.9	Purchase for Investment	29
	6.10	Buyer’s Reports; Qualified Buyer	29
7.	COVENANTS OF SELLERS		29
	7.1	Further Assurances	29
	7.2	Access after Closing	30

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8.	COVENANTS OF BUYER		30
	8.1	Further Assurances	30
	8.2	Access after Closing	30
	8.3	Discharge of Environmental Liabilities	31
	8.4	Use of Name	31
9.	CLOSING DELIVERIES; CONDITIONS TO CLOSING		31
	9.1	Sellers’ Closing Deliveries	31
	9.2	Buyer’s Closing Deliveries	32
	9.3	Conditions to Obligation of Buyer to Close	33
10.	CONFIDENTIALITY		35
	10.1	Confidentiality	35
11.	TAXES		36
	11.1	Liability for Taxes	36
	11.2	Tax Election	37
12.	INDEMNIFICATION; REMEDIES; RISK OF LOSS		39
	12.1	Survival of Representations and Warranties; Survival of Covenants and Agreements	39
	12.2	Effect of Closing	39
	12.3	Indemnity by Buyer	39
	12.4	Limitations on Liability	40
	12.5	[Reserved]	41
	12.6	Matters Involving Third Parties	41
	12.7	Net of Insurance	42
13.	TERMINATION		42
	13.1	Termination of Agreement	42
	13.2	Effect of Termination	42
14.	MISCELLANEOUS		42
	14.1	Press Releases and Public Announcements	42
	14.2	No Third Party Beneficiaries	42
	14.3	No Joint Venture	42
	14.4	Entire Agreement	43

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14.5	Succession and Assignment	43
14.6	Counterparts	43
14.7	Headings	43
14.8	Notices	43
14.9	Governing Law	44
14.10	[Intentionally omitted]	45
14.11	Consent to Jurisdiction	45
14.12	Amendments and Waivers	45
14.13	Severability	45
14.14	Expenses	45
14.15	Construction	45
14.16	Incorporation of Exhibits and Schedules	45
14.17	Specific Performance	45
14.18	Good Faith Covenant	46
14.19	Dispute Resolution	46

EXHIBITS

Exhibit A	– The Projects
Exhibit B-1	– Form of Transfer and Assignment Agreement
Exhibit B-2	– Form of Bill of Sale
Exhibit B-3	– Form of Quitclaim Deed with Covenant
Exhibit B-4	– Form of Assignment and Assumption Agreement
Exhibit C	– Form of Stock Power
Exhibit D	– Form of Employee Transfer Agreement
Exhibit E	– Form of Agreement Regarding Representations and Warranties
Exhibit F	– Form of Release
Exhibit G	– Form of Sellers’ Officer’s Certificate

SCHEDULES

Schedule 1	– Equity Sellers Interests; Buyers
Schedule 2	– Sellers’ Approvals
Schedule 3	– Buyers’ Approvals
Schedule 4	– Omitted
Schedule 5	– Material Assets
Schedule 6	– Buyer Phase I Environmental Reports
Schedule 2.3(a)	– Allocable Purchase Price

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Schedule 2.4	– Net Working Capital Calculation
Schedule 3.4	– Noncontravention – Sellers
Schedule 4.2(a)	– Permitted Encumbrances (Maine Hydro)
Schedule 4.3	– Noncontravention – Maine Hydro Companies
Schedule 4.4(a)	– Legal Compliance (Maine Hydro)
Schedule 4.4(b)(i)	– Permits (Maine Hydro)
Schedule 4.4(b)(ii)	– Permits – Noncompliance(Maine Hydro)
Schedule 4.4(b)(iii)	– Permits – Transfers and Reissuances (Maine Hydro)
Schedule 4.5(a)	– Project Contracts (Maine Hydro)
Schedule 4.5(b)	– Defaults (Maine Hydro)
Schedule 4.6	– Insurance (Maine Hydro)
Schedule 4.7	– Litigation (Maine Hydro)
Schedule 4.8(a)	– Employee Claims (Maine Hydro)
Schedule 4.8(b)	– Operating Employee Plans (Maine Hydro)
Schedule 4.8(e)	– Post-Retirement Benefits (Maine Hydro)
Schedule 4.8(f)	– Operating Employee Plan Commitments (Maine Hydro)
Schedule 4.9	– Environmental Matters (Maine Hydro)
Schedule 4.10	– Condemnation (Maine Hydro)
Schedule 4.13	– No Undisclosed Liabilities (Maine Hydro)
Schedule 4.14	– Taxes (Maine Hydro)
Schedule 5.3(a)	– Permitted Encumbrances (U.S. Hydro)
Schedule 5.4	– Noncontravention – U.S. Hydro Project Companies
Schedule 5.5(a)	– Legal Compliance (U.S. Hydro)
Schedule 5.5(b)(i)	– Permits (U.S. Hydro)
Schedule 5.5(b)(ii)	– Permits – Noncompliance (U.S. Hydro)
Schedule 5.5(b)(iii)	– Permits – Transfers and Reissuances
Schedule 5.6(a)	– Project Contracts (U.S. Hydro)
Schedule 5.6(b)	– Defaults (U.S. Hydro)
Schedule 5.7	– Insurance (U.S. Hydro)
Schedule 5.8	– Litigation (U.S. Hydro)
Schedule 5.9(a)	– Employee Claims (US Hydro)
Schedule 5.9(d)	– Post-Retirement Benefits (U.S. Hydro)
Schedule 5.9(e)	– Operating Employee Plan Commitments (U.S. Hydro)
Schedule 5.10	– Environmental Matters (U.S. Hydro)
Schedule 5.11	– Condemnation (U.S. Hydro)
Schedule 5.12	– U.S. Hydro Project Company Distributions
Schedule 5.14	– No Undisclosed Liabilities (U.S. Hydro)
Schedule 5.15	– Taxes (U.S. Hydro)
Schedule 9.3(i)	– Title Deliverables

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is entered into as of November 20, 2009 (the “Effective Date”), by and among Ridgewood Maine Hydro Partners, L.P., a Delaware limited partnership (“RMHP”), the Sellers listed on Schedule 1 (collectively the “Equity Sellers” and, together with RMHP, “Sellers”), KEI (USA) Power Management Inc., a Delaware corporation (“KEI USA”), 2240867 Delaware, Inc., a Delaware corporation (“2240867”), 2240870 Delaware, LLC, a Delaware limited liability company (“2240870”), 2240871 Delaware, LLC, a Delaware limited liability company (“2240871”), 2240872 Delaware, LLC, a Delaware limited liability company (“2240872,” and together with KEI USA, 2240867, 2240870, and 2240871, “U.S. Hydro Buyer”), KEI (Maine) Power Management (I) LLC, a Delaware limited liability company (“KEI Maine 1”), KEI (Maine) Power Management (II) LLC, a Delaware limited liability company (“KEI Maine 2”), KEI (Maine) Power Management (III) LLC, a Delaware limited liability company (“KEI Maine 3”) and KEI (Maine) Power Management (IV) LLC, a Delaware limited liability company (“KEI Maine 4” and, together with U.S. Hydro Buyer, KEI Maine 1, KEI Maine 2 and KEI Maine 3, the “Buyers”).  Buyers and Sellers are each referred to herein as a “Party” or, collectively as the “Parties.”

WHEREAS, Equity Sellers own all of the partnership interests and shares of capital stock in those companies listed in Schedule 1 (each referred to herein as a “Company” or, collectively as the “Companies”) engaged in the business of owning and/or operating the U.S. Hydro Projects (as defined below) for the purpose of the generation and sale of electricity and associated products; and

WHEREAS, RMHP owns the Maine Hydro Assets (as defined below), which relate to the business of owning and/or operating the Maine Hydro Projects (as defined below) (the Maine Hydro Projects referred to herein, together with the U.S. Hydro Projects, as the “Projects”) for the purpose of the generation and sale of electricity and associated products; and

WHEREAS, Sellers desire to sell, and Buyers desire to purchase (as reflected on Schedule 1 hereto), all of the Interests (as defined below) and the Maine Hydro Assets (as defined below) on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Accountant Claim” means the answer and counterclaim filed in the Superior Court of New Jersey, Bergen County by Perelson Weiner LLP (as defendant) against Ridgewood Renewable Power LLC, Ridgewood Electric Power Trust I, Ridgewood Electric Power Trust II, Ridgewood Electric Power Trust III, Ridgewood Electric Power Trust IV, Ridgewood Electric Power Trust V, Ridgewood Power Growth Fund, Ridgewood/Egypt Fund, Ridgewood Power B Fund/Providence Expansion, Indeck Maine Energy, L.L.C., Ridgewood Providence Power Partners, L.P., Ridgewood Maine Hydro Partners, LP, Ridgewood UK, LLC (as plaintiffs), docket number L-6067-06, as well as any other claims, counterclaims, or cross-claims that have or may in the future be brought against any Company by Perelson Weiner LLP or any of its Affiliates, beneficiaries, assigns or any third parties and that arise out of the same facts.

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“ADSP” is defined in Section 11.2(b).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliate Agreements” means any and all agreements between RPMC (on the one hand) and any Project or Company (on the other hand), pursuant to which RPMC provides operations and management services to or on behalf of such Project or Company.

“Agreement” is defined in the introductory paragraph.

“Allocable Purchase Price” is defined in Section 2.3(a).

“Assets” means the U.S. Hydro Assets and the Maine Hydro Assets, including but not limited to the personal property items set forth on Schedule 5 hereto.

“Assignment and Assumption Agreements” means the Assignment and Assumption Agreements of even date herewith, substantially in the form of Exhibit B-4.

“Assumed Maine Hydro Liabilities” means all liabilities and obligations of RMHP, known or unknown, matured or unmatured, fixed or contingent, other than  (i) any Environmental Liabilities (provided that, for purposes of this definition only, the term Environmental Liabilities shall exclude Laws relating to conservation and wildlife protection (and, for the avoidance of doubt, would exclude Liabilities arising as a result of or in connection with any alleged or actual take of or harm to wildlife), (ii) any undisclosed liabilities and obligations for which indemnity is not available under Section 2(e) of the R&W Agreement; and (iii) any liabilities and obligations related to the Maine Excluded Assets.

“Balance Sheet Date” means September 30, 2009.

“Base Purchase Price” is defined in Section 2 .1(b).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are legally closed for business in New York, New York.

“Buyers” is defined in the introductory paragraph.

“Buyer Phase I Environmental Reports” means the environmental audits compiled by Buyers in connection with investigating the Projects for purposes of the acquisition contemplated by this Agreement, which are listed on Schedule 6 hereto.

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 “Claim” means any demand for monetary damages, indemnity,  injunctive relief or other relief, any fines, penalties, compliance costs or remedial costs; any request or demand to mediate or arbitrate, any suit or other civil proceeding, or any actual investigation, action, administrative, judicial or regulatory proceeding commenced by any governmental authority or actions taken pursuant thereto.

“Closing” is defined in Section 2.2.

“Closing Net Working Capital” means the Net Working Capital as of the Effective Date.

“Closing Net Working Capital Delivery Date” is defined in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986 as amended from time to time or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code as amended from time to time or any successor law.

“Commercially Reasonable Efforts” means efforts that are (a) commonly used by a prudent Person in the same business as Buyers or Sellers, as applicable, in a comparable situation and, (b) in the exercise of reasonable judgment, considering the facts known at the time the effort is engaged in, could have been expected to reach the expected result to the extent such result and the efforts required to attain such result are consistent with applicable Laws, safety, reliability, efficiency, expedition and economy.

“Company” or “Companies” is defined in the Recitals.

“Company Balance Sheet” means an unaudited balance sheet as of the Balance Sheet Date for each Company.

“CPR” is defined in Section 14.19(b).

“Disclosing Party” is defined in the definition of Proprietary Information.

“Effective Date” is as defined in the recitals hereto.

“Employee Transfer Agreement” means the Employee Transfer Agreement of even date herewith in the form of Exhibit D providing for the transfer of certain RPMC employees to Buyers or their designees.

“Environment” means soil, land surface or subsurface strata, real property, surface waters, groundwater, wetlands, sediments, drinking water supply, ambient air (including indoor air) plant and animal life (including fish and all other aquatic life) and any other environmental medium or natural resource.

“Environmental Claim” means a claim by any Person based upon a breach of Environmental Laws or an Environmental Liability alleging loss of life, injury to persons, property or business, damage to natural resources or trespass to property, whether or not such loss, injury, damage or trespass arose or was made manifest before the Effective Date or arises or becomes manifest after the Effective Date.

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“Environmental Laws” means all applicable Laws and any binding administrative or judicial interpretations thereof relating to: (a) the regulation, protection and use of the Environment; (b) the conservation, management, development, control and/or use of land, natural resources and wildlife; (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Substances; or (d) noise; and includes, without limitation, the following federal statutes (and their implementing regulations): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq; the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §2601 et. seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. §7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §136 et seq.; the Coastal Zone Management Act of 1972, as amended, 16 U.S.C. §1451 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §2701 et. seq.; the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. §401 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. §1531 et. seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651 et seq.; and the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §300(f) et seq.; and all analogous or comparable state statutes and regulations.

“Environmental Liabilities” means any Liability under or related to Environmental Laws arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law with respect to the ownership, operation or use of the Projects; (ii) any Environmental Claims caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Projects; (iii) the investigation and/or Remediation (whether or not such investigation or Remediation commenced before the Effective Date or commences after the Effective Date) of Hazardous Substances that are present or have been Released at, on, in, under, adjacent to or migrating from the Projects; (iv) compliance with Environmental Laws with respect to the ownership, operation or use of the Projects or; (v) any Environmental Claim arising from or relating to the off-site disposal, treatment, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Substances in connection with the ownership, operation or use of the Projects; and (vi) the investigation and/or remediation of Hazardous Substances that are generated, disposed, treated, stored, transported, discharged, Released, recycled, or the arrangement of such activities, in connection with the ownership, operation or use of the Projects, at any Offsite Disposal Facilities.

“Equity Sellers” is defined in the introductory paragraph.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

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“ERISA Affiliate” is defined in Section 4.8(c).

“Estimated Working Capital Payment” means the aggregate of the items estimated in Schedule 2.4 hereof.

“Exhibits” means the exhibits to this Agreement.

“FERC” means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

“Form 8023” is defined in Section 11.2(c).

“Form 8883” is defined in Section 11.2(c).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Good Engineering Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric generating industry during the relevant time period, or any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Engineering Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency including but not limited to FERC, each System Operator, the North American Electric Reliability Council, and the Electric Reliability Organization.

“Governing Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any similar documents adopted or filed in connection with the creation, formation, or organization of a Person that is not a corporation; and (c) any amendment to any of the foregoing.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority.

“Hazardous Substance” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, urea formaldehyde foam insulations, lead-based paint and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials or wastes, air emissions, toxic substances, wastewater discharges and any chemical, material or substance that may give rise to liability pursuant to, or is listed or regulated under, or the human exposure to which or the Release of which is controlled or limited by applicable Environmental Laws; and (c) any materials or substances defined in Environmental Laws as “hazardous,” “toxic,” “pollutant,” or “contaminant,” or words of similar meaning or regulatory effect.

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“Improvements” means all buildings, structures (including all fuel handling and storage facilities), utility facilities, machinery and equipment, fixtures, construction work in progress, including all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, and including all generating units, located on and affixed to a Site.

 “Independent Expert” is defined in Section 2.4(d).

“Initial Amount” is defined in Section 2.1(b).

“Interests” means collectively the LP Interests and the Shares.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“KEI Maine 1”, “KEI Maine 2”, “KEI Maine 3” and “KEI Maine 4” are defined in the introductory paragraph.

“Knowledge” means (i) with respect to each Seller, the actual, current knowledge, after due inquiry, of Randall D. Holmes, Douglas R. Wilson, Jeffrey H. Strasberg, Maria Haggerty and Mark Howe at the Effective Date, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate, and (ii) with respect to Buyers, the actual, current knowledge, after due inquiry, of the corporate officers charged with responsibility for the particular function at the Effective Date, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate.  Buyers acknowledge that Sellers have advised Buyers that (i) Maria Haggerty is employed as assistant counsel for Ridgewood Renewable Power LLC and affiliated entities (including the Sellers) and that (ii) the inclusion of Ms. Haggerty within the group of personnel having knowledge attributable to the Sellers under this Agreement is not intended to, and does not constitute, any waiver by Ridgewood Renewable Power LLC, the Sellers or any other entity or person affiliated with such entities of any claim of attorney/client privilege that may exist with respect to Maria Haggerty, and all such claims of attorney/client privilege are expressly reserved.   Notwithstanding the foregoing sentence, each of the Sellers agree that to the extent that the Buyers seek to obtain information from Maria Haggerty, none of such parties will seek to prevent disclosure of such information to Buyers on the grounds of attorney/client privilege so long as the information requested by the Buyers relate solely to the transactions contemplated by this Agreement.  Further, Buyers agree that in the event that any such information is sought from Maria Haggerty, Buyers shall be required to execute a customary confidentiality agreement that limits the use of any such information provided by Maria Haggerty solely for Buyers’ purposes and that restricts further dissemination of such information to third parties.

“Laws” means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitutions, ordinances, common law, or treaties, of any federal, state, local municipal and foreign, international, or multinational government or administration and related agencies.

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“Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for security for the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“LP Interests” mean those limited and general partnership interests owned by certain Sellers in certain Companies, as reflected on Schedule 1.

“Losses” is defined in Section 12.3.

“Maine Excluded Assets” means any real property of RMHP that does not constitute a Maine Hydro Asset.

“Maine Hydro Assets” means (i) all of real property described in the deeds from Sellers to Buyers made pursuant to this Agreement, inclusive of all fixtures and improvements thereon, (ii) all other Permits, Project Contracts, and other assets (whether personal or mixed, whether tangible or intangible) disclosed to Buyers in the Schedules hereto as property of Sellers,  (iii) any Claims of Sellers, whether known or unknown; and (iv) such other physical assets and equipment owned by RMHP and associated with the hydroelectric power generation facilities located on the real property described in subsection (i) above, including all of such physical assets and equipment reflected in RMHP’s Balance Sheet or purchased or acquired by RMHP since the date of the RMHP Balance Sheet, including all machinery, equipment, tools, spare parts, books and records of RMHP and the Maine Hydro Projects, but excluding assets and equipment disposed of in the ordinary course of business or as specifically permitted by this Agreement.

“Maine Hydro Company” means each of RMHP and Ridgewood Maine Hydro Corporation.

“Maine Hydro Projects” means the following hydroelectric projects: Browns Mill, Damariscotta, Eustis, Gardiner (American Tissue), Greenville, Lower Barker, Upper Barker, Mechanic Falls, Milo, New Dam, Old Falls (known collectively with New Dam, as the Yorks), Norway, Pittsfield (Burnham), Pumpkin Hill (Lowell Tannery), and South Berwick (Leighs Mill Pond), each as further identified on Exhibit A.

“Market Rules and Procedures” means all criteria, rules, tariff provisions, standards, procedures, manuals, business practices or other documentation, obligations or understandings that are imposed by a power pool, System Operator, regional transmission organization or other similar entity applicable to the Projects and obligations associated therewith.

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“Material Adverse Effect” means, with respect to any Company or RMHP, any change, effect, event, occurrence or state of facts that is, or would likely be, materially adverse to the business, assets, properties, financial condition, or results of operations of the Company or RMHP, as applicable; provided, however, that any such change, event or effect resulting from or arising out of changes in economic conditions generally or in the power industry or changes in general regulatory or political conditions affecting the power industry shall not constitute a Material Adverse Effect; provided, further, that in the case of the U.S. Hydro Project Companies, none of the foregoing shall constitute a Material Adverse Effect until and unless the aggregate financial impact thereof as to such companies exceeds $50,000.

“Net Working Capital” means the net working capital of the Projects (excluding the National Grid Note) as determined in accordance with Section 2.4.

“National Grid Note” means the payment obligations in favor of Blackstone Hydro, Inc. pursuant to the Termination and Release Agreement, dated as of November 9, 2004, between Blackstone Hydro, Inc. and New England Power Co.

“Notice of Objection” is defined in Section 2.4(c).

“Offsite Disposal Facility” means a location, other than a Project or a Site, that receives or received Hazardous Substances for storage and/or disposal by any Company.

 “Operating Employee Plans” is defined in Section 4.8(b).

“Operating Employees” means the employees of RPMC who are involved in the day-to-day physical or “hands-on” operation and maintenance of a Project and the supervisors of such employees who are on-site at a Project.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Party” and “Parties” are defined in the introductory paragraph.

“Permits” means all certificates, licenses, permits, registrations, authorizations, approvals, consents, orders, decisions and other actions of a Governmental Authority pertaining to a particular Project, or the ownership, operation or use thereof.

“Permitted Encumbrance” means any of the following:  (i) Liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith; (ii) encumbrances in the nature of zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority; (iii) easements, rights, restrictions, title imperfections and similar matters on the uses of property if the same do not materially detract from the operation or use of such property in the business of any Company or RMHP as conducted on the Effective Date and, at no additional cost to Sellers, are affirmatively insured as such in the Title Commitments; (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure Claims for labor, materials or supplies and other like liens, that, in the case of clauses (i) through (iv), inclusive, secure obligations to the extent that payment thereof is not in arrears or otherwise due and that have been incurred under Good Engineering Practices and that are reflected in the calculation of Net Working Capital; (v) any Lien or title imperfection with respect to any Project created by or resulting from any act or omission of any Buyer; (vi) all exceptions discoverable based on a review of the survey and other plans provided by Sellers for each Project or the land records of the respective counties in which each Project is located, provided such exception does not impair possession or operation of the affected Project as presently operated; (vii) any Lien arising from a purchase money security interest of a third party; (viii) any Lien arising temporarily as a result of any Company’s or RMHP, replacement of an insured loss; and (ix) matters set forth on a Schedule.

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“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plan” means any bonus, deferred compensation, incentive compensation, employment change in control, retention, stock purchase, restricted stock, stock option, severance, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, fringe benefit, profit-sharing, pension or retirement plan, program, policy, agreement or arrangement or any other employee benefit plan, program, agreement or arrangement, including without limitation any “employee pension benefit plan” and any “employee welfare benefit plan” as those terms are defined in Section 3 of ERISA.

“Projects” is defined in the Recitals.

“Project Contracts” means the contracts and agreements listed in Schedule 4.5(a) and Schedule 5.6(a).

“Proprietary Information” means all information about any Party (the “Disclosing Party”) or its or any Company’s or RMHP’s properties (including without limitation the Projects) or operations furnished to any other Party (the “Receiving Party”) or its Representatives by the Disclosing Party or its Representatives, after the date hereof, regardless of the manner or medium in which it is furnished.  Proprietary Information does not include information that (a) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement; (b) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (c) becomes available to the Receiving Party on a nonconfidential basis from a Person, other than the Disclosing Party or its Representatives, who, to the Receiving Party’s actual knowledge, is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise under any obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party or its Representatives, or (d) the Disclosing Party discloses to others on a non-confidential basis.

“Purchase Price” is defined in Section 2.1(b).

“Qualified Plan” is defined in Section 4.8(d).

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“R&W Agreement” shall mean the Agreement Regarding Representations and Warranties attached hereto as Exhibit E and referenced in Section 9.1(l).

“Receiving Party” is defined in the definition of Proprietary Information.

“Release” means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance into the Environment that may cause an Environmental Liability (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance).

“Remediation” means any or all of the following activities to the extent required to address the presence or Release of Hazardous Substances:  (a) monitoring, investigation, assessment, treatment, cleanup containment, removal, mitigation, response or restoration work as well as obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (b) preparing and implementing any plans or studies for any such activity; (c) obtaining a written notice (or an oral notice that is appropriately documented or memorialized) from a Governmental Authority with competent jurisdiction under Environmental Laws or a written opinion of a licensed professional, as contemplated by the relevant Environmental Laws and in lieu of a written notice from a Governmental Authority, that no material additional work is required; and (d) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants).

“Retention Amount” means $263,033.20, which represents payments to be made to Operating Employees in respect of retention bonuses, as further described in the Employee Transfer Agreement.

“Review Period” is defined in Section 2.4(c).

“RMHP” is defined in the introductory paragraph.

“RPMC” means Ridgewood Power Management LLC, a Delaware limited liability company.

“Schedule” means a schedule to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” is defined in Section 6.9.

“Sellers” is defined in the introductory paragraph.

“Sellers Indemnified Parties” is defined in Section 12.3.

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“Shares” mean those shares of capital stock in certain of the Companies owned by certain Sellers as reflected on Schedule 1.

“Site” means the real property and Improvements forming a part of, or used or usable in connection with, any Project.  Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Site, and any reference to items “at a Site” shall include all items “at, on, in, upon, over, across, under and within” such Site.

“Stock Acquisition Right” means any option, warrant, right (preemptive or otherwise), call, commitment, conversion right, right of exchange, plan or other agreement or contract of any character providing for the purchase, issuance or sale of any securities of any Company.

“Stock Power” means the Irrevocable Stock Power, substantially in the form of Exhibit C, for the sale and purchase of the Shares.

“Surviving Liabilities” means those matters as to which the KEI Indemnified Parties (as defined in the R&W Agreement) are provided a measure of recourse in the R&W Agreement, but only to the extent of the recourse provided under such agreement.

“System Operator” means each operator of a transmission system for electric power and related products and services, and each administrator of regional market settlement systems for electric power and related products and services as provided for under applicable Market Rules and Procedures with respect to each of the Projects.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any payments to any federal, state, local or foreign taxing authorities in lieu of any such tax.

“Tax Audit” is defined in Section 11.1(e).

“Tax Election” is defined in Section 11.2(a).

“Tax Election Seller” or “Tax Election Sellers” means Ridgewood Hydro Holding Inc.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person who is not a Party or an Affiliate of a Party.

“Third Party Claim” is defined in Section 12.6(a).

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“Title Commitments” mean those current Commitments for Title Insurance issued by Chicago Title Insurance Company at the request of Buyers, as updated through the Effective Date, with respect to the real property constituting the Projects.

“Title Deliverables” is as defined in Section 9.3(i).

“Transfer and Assignment Agreement” means the Transfer and Assignment Agreement, substantially in the form attached as Exhibit B-1, for the sale and purchase of the Interests.

“Transfer Taxes” is defined in Section 11.1(g).

“Trust IV” means Ridgewood Electric Power Trust IV, a Delaware business trust.

“Trust V” means Ridgewood Electric Power Trust V, a Delaware business trust.

“U.S. Hydro Assets” means all the properties and assets (whether real, personal, or mixed, whether tangible or intangible) that each Company purports to own, including all of the properties and assets reflected in each Company’s Balance Sheet or purchased or acquired by Sellers since the date of the Company Balance Sheet, including all books and records of each Company and its Projects, but excluding properties and assets disposed of in the ordinary course of business or as specifically permitted by this Agreement and excluding the National Grid Note.

“U.S. Hydro Buyer” is defined in the introductory paragraph.

“U.S. Hydro Project Company” means each of the Companies.

“U.S. Hydro Projects” means those hydroelectric projects, of the same name, owned by each of Banister Hydro, Inc., Blackstone Hydro, Inc., Box Canyon Limited Partnership, Emporia Hydro Power Limited Partnership, Swift Creek Hydro, Inc., Batten Kill Hydro Associates (Upper and Middle Greenwich NY), and Union Falls Hydro Power Limited Partnership, each as further identified on Exhibit A.

“U.S. Hydro Sellers” means Ridgewood Hydro Holding Inc., Box Canyon Hydro, Inc., BCLP, Inc., Emporia Hydro, Inc., A. Johnson Cogeneration Inc., Batten Kill Hydro, Inc., BKG, Inc., Union Falls Hydro, Inc. and UF, Inc.

“Working Capital Payment” means a payment equal to the amount of Closing Net Working Capital as finally determined pursuant to Section 2.4.

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2.             Purchase And Sale Of Interests and Maine Hydro Assets; Assumption of Assumed Maine Hydro Liabilities.

2.1           Purchase and Sale of Interests and Maine Hydro Assets; Assumption of Liabilities.

(a)           In exchange for the consideration described in Section 2.1(b), and subject to the terms and conditions of this Agreement, (i) the Equity Sellers shall sell, assign, transfer and convey the Interests to the U.S. Hydro Buyer free and clear of all Liens, except for Permitted Encumbrances, and U.S. Hydro Buyer shall accept the Interests from the Equity Sellers, subject to Permitted Encumbrances, (ii) RMHP shall sell, assign, transfer and convey the Maine Hydro Assets to KEI Maine 1, KEI Maine 2, KEI Maine 3, and KEI Maine 4, as reflected on Schedule 1 hereto, free and clear of all Liens, except for Permitted Encumbrances, and such Buyers shall accept the Maine Hydro Assets from RMHP, subject to Permitted Encumbrances, and (iii) KEI Maine 1, KEI Maine 2, KEI Maine 3, and KEI Maine 4, as reflected on Schedule 1 hereto, shall assume and agree to discharge, when due, all of the Assumed Maine Hydro Liabilities related to the Maine Hydro Assets being acquired by them, respectively, in accordance with their respective terms and subject to the respective conditions thereof.  In connection with any such sale and assignment, Sellers shall turn over to the appropriate Buyer all Assets in Sellers’ possession, or that come to be in Sellers’ possession, including all books, records, certificates, surveys, studies, assessments and other intangible property that is material to the business of the Companies or RMHP or that primarily relate to the Companies, RMHP, the U.S. Hydro Assets or the Maine Hydro Assets, including any Title Deliverable that constitutes intangible property.  Sellers will provide to Buyers access to the virtual data room compiled by Sellers with Merrill Corporation for purposes of assisting Buyers with their due diligence with respect to the Companies and the Assets to and including the last to occur of (i) the resolution of any disputes between Sellers and Buyers with respect to the Working Capital Amount, and (ii) the receipt by the parties of execution copies of all documents to be delivered at the Closing.  Sellers will provide to the Buyers, at or prior to such time, CD-ROM disks containing all of the documents in such virtual data room.

(b)           In consideration for the sale, assignment, transfer and conveyance described in Section 2.1(a), Buyers shall pay to Sellers, and Sellers shall accept from Buyers, an aggregate amount equal to the sum of (i) Thirteen Million Five Hundred Thousand Dollars (US$13,500,000 (the “Base Purchase Price”) minus (ii) the Retention Amount (the sum of the Base Purchase Price minus the Retention Amount being referred to herein as  the “Initial Amount”) plus (iii) the Working Capital Payment.  The aggregate of the forgoing amounts is referred to herein as the “Purchase Price.”  The Purchase Price shall be payable as described in Section 2.2.

2.2           Closing.  On the date of this Agreement, at the offices of Pierce Atwood LLP, One Monument Square, Portland, Maine, commencing at 9:00 a.m. Eastern time on the date of this Agreement or in such other manner as the Parties may mutually agree, Sellers shall deliver to the Buyers those documents set forth in Section 9.1, and Buyers shall deliver to the Sellers those documents set forth in Section 9.2 and the Initial Amount and the Estimated Working Capital Amount (the “Closing”).

2.3           Allocation of Payments to Sellers.

(a)           The Base Purchase Price shall be allocated to each Company and to the Maine Hydro Assets in the manner notified by Buyers to Sellers in accordance with Schedule 2.3(a) (with respect to each Company or RMHP (as to the Maine Hydro Assets), such Company’s (or RMHP’s) “Allocable Purchase Price”).

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2.4           Working Capital Payment.

(a)            Following the Effective Date, the Parties shall confirm the Working Capital Payment as set forth in this Section 2.4.

(b)            As soon as reasonably practicable following the Effective Date, but in no event more than forty five (45) calendar days thereafter (the “Closing Net Working Capital Delivery Date”), Sellers shall prepare, or cause to be prepared, and deliver to the Buyers, (i) unaudited income statements and balance sheets (without footnotes) for the Projects and their owners as of the Closing Date; together with (ii) an unaudited statement of its own calculation of the Closing Net Working Capital (the “Closing Net Working Capital Statement”). In preparing the Closing Net Working Capital Statement, Sellers shall use the principles and formula set forth on Schedule 2.4 (with no further adjustment of the items titled  “Reserves” contained therein).  On the Closing Working Capital Delivery Date, Sellers shall also provide to Buyers detailed financial information sharing the basis for the Closing Net Working Capital Statement and during the Review Period (as defined below) shall promptly provide to Buyers such information as Sellers used as Buyers may request to confirm the correctness of the Closing Net Working Capital Statement.  Each Party shall provide the other with total access to the books and records of each Company and RMHP in possession of such Party for all purposes under this Section 2.4.

(c)            After receipt of the Closing Net Working Capital Statement from Sellers, Buyers shall have twenty (20) calendar days to review the Closing Net Working Capital Statement (the “Review Period”).  If the Buyers disagree with Sellers’ computation of the Closing Net Working Capital, the Buyers may, on or prior to the last day of the Review Period, deliver a notice to Sellers (the “Notice of Objection”), which sets forth Buyers’ objections to the calculation of the Closing Net Working Capital.  Any Notice of Objection shall specify those items or amounts with which Buyers disagree, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Buyers’ calculation of Closing Net Working Capital based on such objections.

(d)            If Buyers fail to deliver the Notice of Objection to Sellers within the Review Period, Buyers shall be deemed to have accepted Seller’s calculation of Closing Net Working Capital and the Closing Net Working Capital Statement shall be final, conclusive and binding.    If Buyers deliver the Notice of Objection to Sellers within the Review Period, then Buyers and Sellers shall, during the thirty (30) calendar days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Net Working Capital.  If, at the end of such period or any mutually agreed extension thereof, the Buyers and Sellers are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally or regionally recognized independent accounting firm mutually acceptable to Buyers and Sellers (the “Independent Expert”).  Buyers and Sellers shall instruct the Independent Expert promptly to review this Section 2.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Net Working Capital set forth in the Closing Net Working Capital Statement requires adjustment.  Buyers and Sellers shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert.  The parties shall request that the Independent Expert deliver to Buyers and Sellers, as promptly as practicable but in no event later than forty five (45) calendar days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Net Working Capital.  The Independent Expert’s fees and expenses shall be borne 50% by Sellers and 50% by Buyers.  Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

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(e)            The Working Capital Payment as determined pursuant to this Section 2.4 shall be paid within five (5) Business Days after the Closing Net Working Capital has become binding hereunder.  In the event that (i) the Estimated Working Capital Payment exceeded the Working Capital Payment, Seller shall pay to Buyers by wire transfer in immediately available funds an amount equal to such difference, and (ii) the Working Capital Payment exceeded the Estimated Working Capital Payment, Buyers shall pay to Sellers by wire transfer in immediately available funds an amount equal to such difference.

3.              Representations and Warranties as to Sellers and Interests.

Each Seller represents and warrants to Buyers, solely as to itself and not with respect to any other Seller, that each of the statements set forth below is true and correct in all respects as of the Effective Date, provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make Buyers reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

3.1           Ownership of Interests.  Such Seller is the record and beneficial owner of the Interests purported to be owned by it on Schedule 1, free and clear of all Liens (other than Permitted Encumbrances).

3.2           Organization of Sellers. Such Seller is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires it to be qualified, except for jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Seller’s ability to execute and deliver the Agreement or to perform its obligations hereunder.  Copies of the Governing Documents of such Seller have been heretofore made available to Buyers and remain accurate and complete.

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3.3           Authorization of Transaction.  Such Seller has the power and authority to execute and deliver this Agreement and, subject to the terms hereof, to perform its obligations hereunder.  All corporate or trust actions or proceedings to be taken by or on the part of such Seller to authorize and permit the due execution and valid delivery by such Seller of this Agreement and the instruments required to be duly executed and validly delivered by such Seller pursuant hereto, the performance by such Seller of its obligations hereunder, and the consummation by such Seller of the transactions contemplated herein, have, subject to the terms hereof, been duly and properly taken.  This Agreement has been duly executed and validly delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement thereof is in a proceeding at law or in equity).

3.4           Noncontravention.  Subject to the satisfaction of the other terms and conditions hereof, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, shall (a) violate any Law to which such Seller is subject or any provision of the Governing Documents of such Seller, or (b) subject to receipt of necessary third party consents, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is bound (or result in the imposition of any Lien, except for Permitted Encumbrances, upon any of the Interests owned by such Seller), except for matters that shall not have a material adverse effect on such Seller’s ability to execute and deliver this Agreement or to perform its obligations hereunder or as disclosed in Schedule 3.4 or any other Schedule.

3.5           Brokers’ Fees.  Such Seller is party to an agreement with Ewing Bemiss & Co. requiring the payment of fees in connection with the transactions contemplated by this Agreement.  Such Seller has no Liability or obligation to pay any fees or commissions to any other broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyers could become liable or obligated.

3.6           No Other Interests.  The Interests that such Seller purports to own as reflected on Schedule 1 constitute all of such Seller’s direct and indirect right, title and interest in or to the Companies.

3.7           Disclaimers.

(a)           EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3, SECTION 4 AND SECTION 5, THE ASSETS AND INTERESTS ARE “AS IS, WHERE IS,” AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE PROJECTS, TITLE, CONDITION, VALUE OR QUALITY OF THE PROJECTS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PROJECTS INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE PROJECTS OR THE ABILITY OF ANY COMPANY TO SELL FROM THE PROJECTS’ ENVIRONMENTAL ATTRIBUTES, ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS.

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(b)           WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, THE PROJECTS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS, THE PROJECTS, OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, WHETHER ANY COMPANY POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE ITS PROJECT.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, EACH SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS.

(c)           WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS, THE PROJECTS, OR THE SUITABILITY OF THE PROJECTS FOR OPERATION AS POWER PLANTS OR AS SITES FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF ANY SELLER, OR BY ANY BROKER OR INVESTMENT BANKER, INFORMATION PROVIDED DURING DUE DILIGENCE,  AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYERS, SHALL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS, OR THE PROJECTS.

(d)           WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, U.S. HYDRO SELLERS DISCLAIM ALL REPRESENTATIONS AND WARRANTIES IN SECTION 4 AND RMHP DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES IN SECTION 5.

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4.             Representations and Warranties as to Maine Hydro Companies and Maine Hydro Projects.

RMHP represents and warrants to Buyers (solely as to the Maine Hydro Assets or, as applicable, the Maine Hydro Companies) that each of the statements set forth below is true and correct in all respects as of the Effective Date provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make Buyers reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

4.1           Organization of Companies.  Each Maine Hydro Company is duly organized, validly existing and in good standing under the laws of its state of formation, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires it to be qualified, except for jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Copies of the Governing Documents of each Maine Hydro Company have been heretofore made available to Buyers and are accurate and complete.

4.2           Title to Assets.  Except for the Permitted Encumbrances, including the matters set forth in Schedule 4.2(a), RMHP has good and insurable title to the real property described in the Title Commitments, together with easements and other rights appurtenant thereto, and to the Improvements situated thereon, and other Maine Hydro Assets, except where failure to have such title would not reasonably be expected to have a Material Adverse Effect.

4.3           Noncontravention.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, shall (a) violate any Law to which RMHP is subject or any provision of the Governing Documents of RMHP, or (b) be subject to receipt of necessary third party consents, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which RMHP is bound or to which any of the Maine Hydro Assets is subject (or result in the imposition of any Lien, except for Permitted Encumbrances, upon any of such Assets), except for matters that shall not have a Material Adverse Effect or as disclosed in Schedule 4.3 or any other Schedule.

4.4           Legal and Other Compliance; Permits.

(a)           RMHP is in compliance with all current Laws applicable to it, the violation of which could have a Material Adverse Effect, other than as disclosed in Schedule 4.4(a) and other than with respect to matters covered by Section 4.9.

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(b)           Schedule 4.4(b)(i) sets forth all Permits that are required under current Laws and that are material to the ownership or operation of the Maine Hydro Projects other than where failure to have such a Permit would not reasonably be expected to have a Material Adverse Effect.  RMHP is in compliance with the terms of such current Permits, the violation of which could have a Material Adverse Effect, other than as disclosed in Schedule 4.4(b)(ii).  To RMHP’s Knowledge, there are no transfers or reissuances of Permits required in order to effect the purchase and sale of the Maine Hydro Assets to the appropriate Buyers in accordance with the terms of this Agreement except as disclosed in Schedule 4.4(b)(iii).

4.5           Project Contracts.

(a)           Schedule 4.5(a) sets forth all Project Contracts (whether oral or written) as to which RMHP is a party or is otherwise bound. Except for the Project Contracts set forth on Schedule 4.5(a), RMHP is not a party to any contract or agreement, the breach of which could have a Material Adverse Effect.

(b)           Except as disclosed in Schedule 4.5(b), (i) each of the Project Contracts listed on Schedule 4.5(a) constitutes a valid and binding obligation of RMHP and (ii) RMHP is not in breach or default (nor does any condition exist that with notice or lapse of time or both would constitute a default) in any material respect under any of such Project Contracts, all required counterparty Consents have been obtained to prior assignments of such Project Contracts, and, to RMHP’s Knowledge, the other parties to such Project Contracts are not in default in any material respect under any thereof.

4.6           Insurance.  Sellers have provided Buyers with true and correct copies of all material policies of fire, liability, and other forms of insurance benefiting RMHP, and except as set forth in Schedule 4.6, all material policies of fire, liability, and other forms of insurance owned or held by a Maine Hydro Company insuring the Maine Hydro Projects are in full force and effect.  All premiums with respect to policies that remain in full force and effect on the Effective Date have been paid up to and including the Effective Date, and no written notice of cancellation or termination has been received with respect to any such policy.  Except as described in Schedule 4.6, as of the Effective Date, no such Maine Hydro Company has been refused any insurance with respect to any of the Maine Hydro Projects.  Schedule 4.6 sets forth any insurance claims made by a Maine Hydro Company within five (5) years prior to the Effective Date.

4.7           Litigation and Proceedings.  Except as disclosed in Schedule 4.7, (i) no action, suit, claim, demand or other proceeding is pending or, to RMHP’s Knowledge, threatened that would be reasonably likely to result in a Material Adverse Effect, and (ii) no action, proceeding or investigation of any type by any Governmental Authority is pending, or to RMHP’s Knowledge, threatened with respect to any of the Maine Hydro Assets or Maine Hydro Companies, and RMHP has received no correspondence from any Governmental Agency stating that such agency intends to commence, or is considering commencing, any such action, proceeding or investigation.

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4.8           Employees and Employee Benefits.

(a)           Trust IV and Trust V acquired their interests in the Maine Hydro Companies on December 23, 1996.  From December 23, 1996 through April 30, 2004, operations and maintenance activities with respect to the Maine Hydro Projects were conducted by CHI, the former owner of the Maine Hydro Projects, pursuant to an operations and maintenance agreement between CHI and RMHP.  From May 1, 2004 through the Effective Date, operations and maintenance activities with respect to the Maine Hydro Projects have been conducted by RPMC pursuant to an operations and maintenance agreement.  Accordingly, from and after December 23, 1996, (i) no Maine Hydro Company has hired any direct employees, (ii) no Maine Hydro Company has experienced any strikes, work stoppages, slowdowns or other labor disputes, and (iii) no unfair labor charges or complaints have been brought against any Maine Hydro Company before any governmental tribunal, and to the Knowledge of RMHP, no such charges or complaints have been threatened.  Schedule 4.8(a) sets forth a list of all employee claims brought against any Maine Hydro Company during the two years prior to the Effective Date.

(b)           Schedule 4.8(b) sets forth a list of all Plans (the “Operating Employee Plans”) maintained by RPMC (or its affiliates) in which Operating Employees of the Maine Hydro Projects participate.  None of such Plans are maintained by any Maine Hydro Company, and no Maine Hydro Company participates in or makes any direct contribution to any such Plan.  To the Knowledge of RMHP, the Operating Employee Plans are the only Plans in which any Operating Employee for the Maine Hydro Projects is eligible to participate or has any vested benefits as of the Effective Date.

(c)           No Plan maintained, contributed to or participated in by any Maine Hydro Company, or any entity treated as a single employer with any Maine Hydro Company under Code Section 414 (an “ERISA Affiliate”) is a “defined benefit plan” within the meaning of ERISA Section 3(35) or a “multiemployer plan” within the meaning of ERISA Section 3(37).  No Maine Hydro Company, nor any ERISA Affiliate has fully or partially withdrawn from a multiemployer plan within the past six years or incurred, or could reasonably be expected to incur, any liability pursuant to Title IV of ERISA.

(d)           Each Operating Employee Plan intended to be a qualified plan pursuant to Code Section 401(a) (a “Qualified Plan”) relating to Operating Employees for the Maine Hydro Projects has been determined to be so qualified and has been administered in compliance with its terms.  Each Qualified Plan relating to Operating Employees for the Maine Hydro Projects complies with the terms of ERISA, the Code and all other applicable law.

(e)           Except as set forth in Schedule 4.8(e), no Maine Hydro Company has liability in respect of post-retirement health, medical or life benefits, except for coverage under Code Section 4980B.

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(f)           Except as set forth on Schedule 4.8(f), no Operating Employee Plan relating to Operating Employees for the Maine Hydro Projects exists that, as result of the execution of this Agreement (whether alone or in connection with subsequent events), would reasonably result in (i) payment of any money or property to any such Operating Employee, (ii) the provision of any benefits or other rights to such an Operating Employee or (iii) the increase, acceleration or provision of any payment, benefit or other right to any such Operating Employee.  No amount so disclosed is an “excess parachute payment” within the meaning of Code Section 280G.

4.9           Environmental Matters.  During the two-year period preceding the Effective Date, except as disclosed in Schedule 4.9, and except where such matters, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) no Maine Hydro Company received any written notice from any Governmental Authority that it is not in compliance with Environmental Laws or that is has failed to obtain material Permits required for the ownership or operation of such Maine Hydro Company’s Projects under Environmental Laws; (ii) no Maine Hydro Company received any written notice from any Governmental Authority that such Maine Hydro Company’s Projects are listed under the Comprehensive Environmental Response, Compensation Liability Information Systems or any similar state list; and (iii) no Maine Hydro Company received any written notice from any Person reasonably alleging Liability for any Environmental Claims.  RMHP has no Knowledge of any matters that could give rise to Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect that is not disclosed or identified in Schedule 4.9.  RMHP has reviewed the Buyer Phase I Environmental Reports with respect to the Maine Hydro Projects and states that it has no Knowledge of any material factual inaccuracies in the descriptions of the Sites and the Projects in such reports.

4.10           Condemnation.  Except as set forth in Schedule 4.10, no Maine Hydro Company has received a written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of any Maine Hydro Projects, that could reasonably be expected to have a Material Adverse Effect.

4.11           Company Balance Sheet.  Each Maine Hydro Company has delivered a Company Balance Sheet to Buyers.  Each Company Balance Sheet fairly presents the financial condition of such Maine Hydro Company as at the Balance Sheet Date and is in accordance with GAAP, subject to the absence of footnotes and to normal recurring year-end adjustments (the effect of which recurring year-end adjustments shall not, individually or in the aggregate, be materially adverse).  Except as set forth in Section 4.12, since the Balance Sheet Date, such Maine Hydro Company has not made any equity distribution to either Trust IV or Trust V or paid any other returns of or on the capital investment of Trust IV or Trust V in such Maine Hydro Company.

4.12           Books and Records.  The minute books of each Maine Hydro Company, as previously made available to Buyers and their representatives, includes accurate records of all actions of the partners, managers, members, board of directors (and committees thereof) and shareholders, where applicable, of such Maine Hydro Company.  The books of account and other financial records of such Maine Hydro Company, which have been made available to Buyers, are complete and correct in all material respects and represent actual, bona fide transactions.

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4.13           No Undisclosed Liabilities.  Except as set forth in Schedule 4.13, to RMHP’s Knowledge, no Maine Hydro Company has any material liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP except for (a) liabilities reflected or reserved against in the Company Balance Sheet (in an amount no greater than the dollar amount set forth thereon), and (b) current liabilities incurred in the ordinary course of business since the Balance Sheet Date for such Maine Hydro Company that could not reasonably be expected to have a Material Adverse Effect.

4.14           Taxes.  Each Maine Hydro Company has filed or caused to be filed, within the times and manners prescribed by Laws (taking into account all properly granted extensions and amnesty periods), all Tax Returns required to be filed by, or with respect to, such Maine Hydro Company.  All Taxes payable by or due from such Maine Hydro Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of such Maine Hydro Company.  Except as set forth in Schedule 4.14: (i) to RMHP’s Knowledge, no examination of any Tax Return of any Maine Hydro Company is currently in progress or proposed; (ii) there are no outstanding agreements, consents, or waivers extending the statutory period of limitations applicable to any Tax Return of any Maine Hydro Company; (iii) there is no suit, audit, claim or assessment pending or proposed to any Maine Hydro Company in writing with respect to Taxes of such Maine Hydro Company; and (iv) there are no written assessments of Taxes from any taxing authority against any Maine Hydro Company.  Each Maine Hydro Company has paid, or made arrangements for the payment, in full of all Taxes accruing for the period prior to the Closing date.

5.             Representations and Warranties as to U.S. Hydro Project Companies and U.S. Hydro Projects.

U.S. Hydro Sellers severally represent and warrant to the U.S. Hydro Buyer (solely as to each of their ownership interests in the U.S. Hydro Project Companies) that each of the statements set forth below is true and correct in all respects as of the Effective Date, provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make the U.S. Hydro Buyer reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

5.1           Organization of Companies.  Each U.S. Hydro Project Company is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires it to be qualified, except for jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Copies of the Governing Documents of each U.S. Hydro Project Company have been heretofore made available to Buyers and are accurate and complete.

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5.2           Equity Interests.  The Interests include all of the issued and outstanding equity interests in each U.S. Hydro Project Company.  There are no outstanding Stock Acquisition Rights for securities of any such U.S. Hydro Project Company other than the Stock Acquisition Rights provided to the U.S. Hydro Buyer as contemplated by this Agreement.  All of the Shares of each such U.S. Hydro Project Company (if such U.S. Hydro Project Company has Shares outstanding) have been duly authorized and validly issued and are fully paid and non-assessable.

5.3           Title to Assets.  Except for the Permitted Encumbrances, including the matters set forth in Schedule 5.3(a), each U.S. Hydro Project Company has good and insurable title to the real property described in the Title Commitments, together with easements and other rights appurtenant thereto, and to the Improvements situated thereon, and other Assets identified as owned by it herein, except where failure to have such title would not reasonably be expected to have a Material Adverse Effect.

5.4           Noncontravention.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, shall (a) violate any Law to which a U.S. Hydro Project Company is subject or any provision of the Governing Documents of a U.S. Hydro Project Company, or (b) subject to receipt of necessary third party consents, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which a U.S. Hydro Project Company is bound or to which any of the Assets of a U.S. Hydro Project Company is subject (or result in the imposition of any Lien, except for Permitted Encumbrances, upon any of such Assets), except for matters that shall not have a Material Adverse Effect or as disclosed in Schedule 5.4 or any other Schedule.

5.5           Legal and Other Compliance; Permits.

(a)           Each U.S. Hydro Project Company is in compliance with all current Laws applicable to such U.S. Hydro Project Company, the violation of which could have a Material Adverse Effect, other than as disclosed in Schedule 5.5(a) and other than with respect to matters covered by Section 5.10.

(b)           Schedule 5.5(b)(i) sets forth all Permits required under current Laws and that are material to the ownership or operation of the U.S. Hydro Projects owned or operated by each U.S. Hydro Project Company other than where failure to have such a Permit would not reasonably be expected to have a Material Adverse Effect.  Each U.S. Hydro Project Company holding a current Permit is in compliance with the terms of all such current Permits, the violation of which could have a Material Adverse Effect, other than as disclosed in Schedule 5.5(b)(ii).  To U.S. Hydro Sellers’ Knowledge, there are no transfers or reissuances of Permits required in order to effect the purchase and sale of the Interests to the U.S. Hydro Buyer in accordance with the terms of this Agreement, except as disclosed in Schedule 5.5(b)(iii).

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5.6           Project Contracts.  With respect to each U.S. Hydro Project Company:

(a)           Schedule 5.6(a) sets forth all Project Contracts (whether written or oral) as to which a U.S. Hydro Project Company is a party or is otherwise bound. Except for the Project Contacts set forth on Schedule 5.6(a), such U.S. Hydro Project Company is not a party to any contract or agreement, the breach of which could have a Material Adverse Effect.

(b)           Except as disclosed in Schedule 5.6(b), (i) each of the Project Contracts listed for such U.S. Hydro Project Company on Schedule 5.6(a) constitutes a valid and binding obligation of such U.S. Hydro Project Company and (ii) such U.S. Hydro Project Company is not in breach or default (nor does any condition exist that with notice or lapse of time or both would constitute a default) in any material respect under any of such Project Contracts, all required counterparty Consents have been obtained to prior assignments of such Project Contracts and, to U.S. Hydro Sellers’ Knowledge, the other parties to such Project Contracts are not in default in any material respect under any thereof.

5.7           Insurance.  Sellers have provided the U.S. Hydro Buyer with true and correct copies of all material policies of fire, liability, and other forms of insurance benefiting, owned or held by each U.S. Hydro Project Company, and except as set forth in Schedule 5.7, all material policies of fire, liability, and other forms of insurance owned or held by each U.S. Hydro Project Company insuring the U.S. Hydro Projects are in full force and effect.  All premiums with respect to policies that remain in full force and effect on the Effective Date have been paid up to and including the Effective Date, and no written notice of cancellation or termination has been received with respect to any such policy.  Except as described in Schedule 5.7, as of the Effective Date, no such U.S. Hydro Project Company has been refused any insurance with respect to its U.S. Hydro Projects.  Schedule 5.7 sets forth any insurance claims made by a U.S. Hydro Project Company within five years prior to the Effective Date.

5.8           Litigation and Proceedings.  Except as disclosed in Schedule 5.8, (i) no action, suit, claim, demand or other proceeding is pending or, to U.S. Hydro Sellers’ Knowledge, threatened that would be reasonably likely to result in a Material Adverse Effect, and (ii) no action, proceeding or investigation of any type by any Governmental Authority is pending, or to U.S. Hydro Sellers’ Knowledge, threatened with respect to any of the U.S. Hydro Assets or U.S. Hydro Companies, and no U.S. Hydro Seller has received correspondence from any Governmental Agency stating that such agency intends to commence, or is considering commencing, any such action, proceeding or investigation.

5.9           Employees and Employee Benefits.

(a)           Since 2003, no U.S. Hydro Project Company has hired any direct employees, and there have been no strikes, work stoppages, slowdowns, labor disputes or unfair labor practice charges or complaints pending before any governmental tribunal since January 1, 2008, and to the Knowledge of the U.S. Hydro Sellers, none have been threatened.  Schedule 5.9(a) sets forth a list of all employee claims brought against a U.S. Hydro Project Company during the two years immediately prior to the Effective Date.  No Plan is maintained, participated in or directly contributed to by any U.S. Hydro Project Company.  To U.S. Hydro Sellers’ Knowledge, the Operating Employee Plans are the only Plans in which any Operating Employee for the U.S. Hydro Project is eligible to participate or has any vested benefits as of the Effective Date.

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(b)           No Plan maintained, contributed to or participated in by any U.S. Hydro Project Company, or an ERISA Affiliate is a “defined benefit plan” within the meaning of ERISA Section 3(35) or a “multiemployer plan” within the meaning of ERISA Section 3(37).  No U.S. Hydro Project Company, nor any ERISA Affiliate has fully or partially withdrawn from a multiemployer plan within the past six years or incurred, or could reasonably be expected to incur, any liability pursuant to Title IV of ERISA.

(c)           Each Operating Employee Plan relating to Operating Employees for the U.S. Hydro Projects intended to be a Qualified Plan has been determined to be so qualified and has been administered in compliance with its terms.  Each Qualified Plan relating to Operating Employees for the U.S. Hydro Projects complies with the terms of ERISA, the Code and all other applicable law.

(d)           Except as set forth in Schedule 5.9(d), no U.S. Hydro Project Company has any liability in respect of post-retirement health, medical or life benefits, except for coverage under Code Section 4980B.

(e)           Except as set forth on Schedule 5.9(e), no Operating Employee Plan relating to Operating Employees for the U.S. Hydro Projects exists that, as result of the execution of this Agreement (whether alone or in connection with subsequent events), would reasonably result in (i) payment of any money or property to any such Operating Employee, (ii) the provision of any benefits or other rights to such an Operating Employee or (iii) the increase, acceleration or provision of any payment, benefit or other right to any such Operating Employee.  No amount so disclosed is an “excess parachute payment” within the meaning of Code Section 280G.

5.10           Environmental Matters.  During the two-year period preceding the Effective Date, except as disclosed in Schedule 5.10, and except where such matters, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) no U.S. Hydro Project Company received any written notice from any Governmental Authority that it is not in compliance with Environmental Laws or that it has failed to obtain material Permits required for the ownership or operation of such U.S. Hydro Project Company’s Projects under Environmental Laws; (ii) no U.S. Hydro Project Company received any written notice from any Governmental Authority that such U.S. Hydro Project Company’s Projects are listed under the Comprehensive Environmental Response, Compensation Liability Information Systems or any similar state list; and (iii) no U.S. Hydro Project Company received any written notice from any Person reasonably alleging Liability for any Environmental Claims.  U.S. Hydro Sellers have no Knowledge of any matters that could give rise to Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect that is not disclosed or identified in Schedule 5.10.  U.S. Hydro Sellers have reviewed the Buyer Phase I Environmental Reports with respect to the U.S. Hydro Projects state that (i) they have no Knowledge of any material factual inaccuracies in the descriptions of the Sites and the Projects in such reports; and (ii) there are no real estate assets acquired by the U.S. Hydro Project Companies not reflected in the Title Commitments.

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5.11           Condemnation.  Except as set forth in Schedule 5.11, no U.S. Hydro Project Company has received a written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of such U.S. Hydro Project Company’s Projects, that could reasonably be expected to have a Material Adverse Effect.

5.12           Company Balance Sheet.  Each U.S. Hydro Project Company has delivered a Company Balance Sheet to the U.S. Hydro Buyer.  Each Company Balance Sheet fairly presents the financial condition of such U.S. Hydro Project Company as of such date and is in accordance with GAAP, subject to the absence of footnotes and to normal recurring year-end adjustments (the effect of which recurring year-end adjustments shall not, individually or in the aggregate, be materially adverse).  Except as set forth in Schedule 5.12, since the Balance Sheet Date, such U.S. Hydro Project Company has not made any equity distribution to any U.S. Hydro Seller or paid any other returns of or on the capital investment of any U.S. Hydro Seller in such U.S. Hydro Project Company (except for the distribution of the National Grid Note).

5.13           Books and Records.  The minute books of each U.S. Hydro Project Company, as previously made available to the U.S. Hydro Buyer and its representatives, includes accurate records of all actions of the partners, managers, members, board of directors (and committees thereof) and shareholders, where applicable, of such U.S. Hydro Project Company.  The books of account and other financial records of such U.S. Hydro Project Company, which have been made available to the U.S. Hydro Buyer, are complete and correct in all material respects and represent actual, bona fide transactions.

5.14           No Undisclosed Liabilities.  Except as set forth in Schedule 5.14, to U.S. Hydro Sellers’ Knowledge, no U.S. Hydro Project Company has any material liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP except for (a) liabilities reflected or reserved against in the Company Balance Sheet (in an amount no greater than the dollar amount set forth thereon), and (b) current liabilities incurred in the ordinary course of business since the Balance Sheet Date for such U.S. Hydro Project Company that could not reasonably be expected to have a Material Adverse Effect.

5.15           Taxes.  Each U.S. Hydro Project Company has filed or caused to be filed, within the times and manners prescribed by Laws (taking into account all properly granted extensions and amnesty periods), all Tax Returns required to be filed by, or with respect to, such U.S. Hydro Project Company.  All Taxes payable by or due from such U.S. Hydro Project Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of such U.S. Hydro Project Company.  Except as set forth in Schedule 5.15: (i) to U.S. Hydro Sellers’ Knowledge, no examination of any Tax Return of any U.S. Hydro Project Company is currently in progress or proposed; (ii) there are no outstanding agreements, consents, or waivers extending the statutory period of limitations applicable to any Tax Return of any U.S. Hydro Project Company; (iii) there is no suit, audit, claim or assessment pending or proposed to any U.S. Hydro Project Company in writing with respect to Taxes of such U.S. Hydro Project Company; and (iv) there are no written assessments of Taxes from any taxing authority against any U.S. Hydro Project Company.  Each U.S. Hydro Company has paid, or made arrangements for the payment, in full of all Taxes accruing for the period prior to the Closing date.

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6.             Representations And Warranties Of Buyers.

Buyers represent and warrant to Sellers, jointly and severally, that the statements contained in this Section 6 are true and correct in all respects as of Effective Date, provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make Sellers reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

6.1           Organization of Buyers.  Each  Buyer is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.  Copies of the Governing Documents of each Buyer have been heretofore delivered to Sellers and are accurate and complete.

6.2           Authorization of Transaction.  Each Buyer (and any designee of any Buyer as to the Employee Transfer Agreement) has the power and authority (including full corporate power and authority) to execute and deliver this Agreement, the Assignment and Assumption Agreement and the Employee Transfer Agreement and, subject to receipt of all the approvals set forth on Schedule 3, to perform its obligations hereunder and thereunder.  All corporate or limited liability company actions or proceedings to be taken by or on the part of any Buyer to authorize and permit the due execution and valid delivery by such Buyer of this Agreement, the Assignment and Assumption Agreement and the Employee Transfer Agreement and the instruments required to be duly executed and validly delivered by such Buyer pursuant hereto and thereto, the performance by such Buyer of its obligations hereunder and thereunder, and the consummation by such Buyer of the transactions contemplated herein and therein, have been duly and properly taken.  This Agreement, the Assignment and Assumption Agreement and the Employee Transfer Agreement have been duly executed and validly delivered by each Buyer and constitute the valid and legally binding obligation of each Buyer, enforceable in accordance with its terms and conditions, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement thereof is in a proceeding at law or in equity).

6.3           Noncontravention.  Subject to Buyers obtaining the approvals set forth on Schedule 3, neither the execution and the delivery of this Agreement, the Assignment and Assumption Agreement and the Employee Transfer Agreement, nor the consummation of the transactions contemplated hereby and thereby, shall (a) violate any Law to which any Buyer is subject or any provision of the Governing Documents of any Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Buyer is a party or by which it is bound or to which any of its assets is subject, except for matters that shall not have a material adverse effect on any Buyer’s ability to execute and deliver this Agreement, the Assignment and Assumption Agreement and the Employee Transfer Agreement or to perform its obligations hereunder and thereunder.

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6.4           Brokers’ Fees.  No Buyer has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

6.5           Litigation.  No action, suit, Claim, demand or other proceeding is pending or, to Buyers’ Knowledge, threatened that would be reasonably likely to result in a material adverse effect on Buyer’s ability to execute and deliver this Agreement, the Assignment and Assumption Agreement and the Employee Transfer Agreement or to perform its obligations hereunder and thereunder or that questions the validity of this Agreement, the Assignment and Assumption Agreement or the Employee Transfer Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, the Assignment and Assumption Agreement or the Employee Transfer Agreement.

6.6           No Knowledge of Sellers’ Breach.  Buyers have no Knowledge of any breach by Sellers of any representation or warranty contained in Section 3, Section 4 or Section 5, or of any condition or circumstance that would excuse Buyers from performance of their obligations under this Agreement or the Employee Transfer Agreement.

6.7           Availability of Funds.  Buyers have sufficient funds available to them to pay the Initial Amount and the Working Capital Payment and to enable Buyers to perform all of their other obligations under this Agreement and the Employee Transfer Agreement.

6.8           “As Is” Sale.  The representations and warranties set forth in Section 3, Section 4 and Section 5 constitute the sole and exclusive representations and warranties of each Seller in connection with the transactions contemplated hereby.  There are no representations, warranties, covenants, understandings or agreements among the Parties regarding the Interests, the Companies, the Assets, the Projects or their transfer or title thereto other than those incorporated in this Agreement.  Except for the representations and warranties expressly set forth in Section 3, Section 4 and Section 5, Buyers disclaim reliance on any representations, warranties or guarantees, either express or implied, by any Seller including but not limited to any representation or warranty expressed or implied in any oral, written or electronic response to any information request provided to Buyers.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN (INCLUDING ANY SCHEDULE HERETO OR IN ANY DOCUMENT DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING), (i) BUYERS ACKNOWLEDGE AND AGREE THAT THE ASSETS AND THE INTERESTS ARE “AS IS, WHERE IS” ON THE EFFECTIVE DATE, AND IN THEIR CONDITION ON THE EFFECTIVE DATE, AND (ii) THAT PRIOR TO THE EXECUTION OF THIS AGREEMENT, BUYERS HAVE CONDUCTED TO THEIR SATISFACTION ALL NECESSARY AND SUFFICIENT EXAMINATION OF THE ASSETS, AND THE PROJECTS; AND (iii) THAT BUYERS ARE RELYING ON THEIR OWN EXAMINATION OF THE ASSETS AND THE PROJECTS, AND ARE NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY OR ON BEHALF OF SELLERS, OR ANY BROKER OR INVESTMENT BANKER.  BUYERS FURTHER ACKNOWLEDGE AND AGREE THAT EXCEPT AS TO SURVIVING LIABILITIES, THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES SET FORTH IN THIS AGREEMENT TERMINATE AS OF THE EFFECTIVE DATE OR TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 13.1 (OTHER THAN THOSE CONTAINED IN SECTIONS 6.4, 6.6, 6.8 AND 6.9, WHICH SHALL SURVIVE THE CLOSING INDEFINITELY), AND THAT FOLLOWING THE EFFECTIVE DATE OR SUCH TERMINATION, AS THE CASE MAY BE, BUYERS SHALL HAVE NO RECOURSE AGAINST SELLERS BASED ON ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES, EXCEPT TO THE EXTENT SUCH BREACH CONSTITUTES A SURVIVING LIABILITY, OR OTHERWISE AMOUNTS TO A FRAUD OR VIOLATION OF SECURITIES LAWS.

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6.9           Purchase for Investment.  Buyers acknowledge that the Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws.  No Buyer is an “underwriter” (as such term is defined in the Securities Act), and is purchasing the Interests solely for investment with no present intention to distribute any of the Interests to any Person, and no Buyer shall sell or otherwise dispose of any of the Interests, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations thereunder and any applicable state securities laws.  Each Buyer is an “accredited investor” as defined under Regulation D promulgated under the Securities Act.

6.10           Buyers’ Reports; Qualified Buyers.  Buyers have provided true and correct copies of the Title Commitments and the Buyer Phase I Environmental Reports to Sellers.  Buyers are qualified to obtain any Permits and the approvals set forth in Schedule 3 necessary for Buyers to consummate the transactions contemplated by this Agreement.

7.             Covenants of Sellers.

Each Seller agrees as follows:

7.1           Further Assurances.  At any time and from time to time after the Closing, at the reasonable request of Buyers, Sellers shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, affidavits, certificates, or consents, and take such action as Buyers may reasonably request in order to transfer, convey and assign to the applicable Buyer, and to confirm the applicable Buyer’s title to or interest in the Interests and the Assets, including the transfer of any Maine Excluded Assets requested in writing by a Buyer within 15 months subsequent to the Closing, but in each case only if Seller then holds title to such property.  Any such actions shall be at Sellers’ cost and expense through the first anniversary of the Effective Date, up to a total of out-of-pocket cost of $25,000.  After the earlier of (i) the first anniversary of the Effective Date, or (ii) the date the $25,000 cost cap is realized, Buyers will reimburse Sellers for their reasonable out-of-pocket expenses in connection with undertaking such actions.

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7.2           Access after Closing.  For a period of two (2) years after the Effective Date, Buyers shall have reasonable access to all of the records, books and documents of Sellers related to the Sellers, Companies, and the Projects to the extent that such documents were not part of the Assets, and access to such documents may reasonably be required in connection with matters relating to or affected by the operations of any Company or Project prior to the Effective Date (including, without limitation, liabilities with respect to Taxes), provided that Sellers shall have the right, at their sole cost and expense, to retain copies of such records, books and documents as Sellers deem appropriate, subject to their obligation to keep such information confidential in accordance with Section 10.  Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours.  Buyers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2.    Buyers acknowledge that Sellers and/or certain of their Affiliates may liquidate their assets and dissolve, and notwithstanding the foregoing, nothing set forth in this Section 7.2 shall be deemed to restrict or limit in any way any right of Sellers and any Affiliate of Sellers to liquidate their assets and dissolve prior to the conclusion of such two-year period.

8.             Covenants of Buyers.

Buyers agree as follows:

8.1           Further Assurances.  At any time and from time to time after the Closing, at the request of Sellers, Buyers shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and permit and license transfer approvals and take such action as Sellers and Buyers may reasonably agree is necessary to transfer, convey and assign to the appropriate Buyer, and to confirm the appropriate Buyer’s title to or interest in the Interests.

8.2           Access after Closing.  For a period of two (2) years after the Effective Date, Sellers shall have reasonable access to all of the records, books and documents of Buyers related to the Companies and the Projects to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of any Company or Project prior to the Effective Date (including, without limitation, liabilities with respect to Taxes and Sellers’ use of tax credits available to them pursuant to 26 U.S.C. § 45).  Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours.  Sellers shall be solely responsible for any costs or expenses incurred by them or Buyers pursuant to this Section 8.2.  If any Buyer shall desire to dispose of any records, books or documents that may relate to operations of any Company or Projects before the Closing prior to the expiration of such two-year period, such Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such records, books or documents as Sellers may select.

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8.3           Discharge of Environmental Liabilities.  Buyers agree and covenant that, after the Closing, Buyers shall not, and shall not permit any Company to, prejudice or impair Sellers’ rights under the Environmental Laws or interfere with Sellers’ ability to contest in appropriate administrative, judicial or other proceedings its liability, if any, for Environmental Claims or Remediation.  Buyers further agree to provide to Sellers draft copies of all material plans and studies prepared in connection with any investigation or Remediation associated with pre-Closing occurrences prior to their submission to the Governmental Authority with jurisdiction under Environmental Laws.  Sellers shall have the right, without the obligation, to attend all meetings between any Buyer, its agents or Representatives, and such Governmental Authorities.  Buyers shall promptly provide to Sellers copies of all material written information, plans, documents and correspondence submitted to or received from such Governmental Authorities relating to any Buyer’s or any Company’s discharge of any Environmental Liabilities associated with pre-Closing occurrences.

8.4           Use of Name.  Buyers and their Affiliates (including each Company following the Closing) are prohibited from using any name which includes “Ridgewood” for any purpose following the Closing, provided that for a period of thirty (30) days after the Effective Date Buyers and their Affiliates (including each Company) shall be permitted to use names which include “Ridgewood” solely for the purpose of communicating Buyers’ acquisition of the Interests in each Company or the Maine Hydro Assets, as applicable, to their vendors and prospects.

9.             Closing Deliveries; Conditions to Closing.

9.1           Sellers’ Closing Deliveries.  At the Closing, Sellers shall deliver each of the following documents, duly executed by Sellers where applicable, to the appropriate Buyer:

(a)           Transfer and Assignment Agreements for the LP Interests in the form attached hereto as Exhibit B-1, bills of sale for the Maine Hydro Assets (other than real property) in the form attached hereto as Exhibit B-2, and quitclaim deeds with covenant for the Maine Hydro Assets which are real property in the form attached hereto as Exhibit B-3;

(b)           one or more certificates evidencing the Shares, duly endorsed for transfer in Stock Powers in the form attached hereto as Exhibit C;

(c)           a certificate of good standing or legal existence for each Company from its state of incorporation or formation, together with certificates to do business in relevant states other than its state of formation, each dated as of a recent date;

(d)           a certificate of good standing or legal existence for each Seller from its state of incorporation or formation, dated as of a recent date;

(e)           the Employee Transfer Agreement in the form attached hereto as Exhibit D;

(f)           copies of the requisite resolutions or actions of each Seller’s general partner, manager, shareholders or board of directors, as applicable, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of each Seller as being duly adopted and in full force and effect;

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(g)           IRS Form 8023, Elections under Section 338 for Corporations Making Qualified Stock Purchases, to be prepared by Buyer;

(h)           terminations of all Affiliate Agreements and releases of claims thereunder;

(i)           evidence of Sellers’ approvals as set forth on Schedule 2;

(j)           an affidavit of Seller dated as of the Effective Date, sworn under penalty of perjury and in form and substance required under Code section 1445 (“FIRPTA Affidavit”);

(k)           resignations of all officers of each of the Companies;

(l)           the R&W Agreement in substantially the form attached hereto as Exhibit E duly executed by the Sellers and Ridgewood Renewable Power LLC and any insurance commitment to be delivered pursuant to the R&W Agreement;

(m)           a release of any claims (other than those arising under this Agreement or the Employee Transfer Agreement), including all claims of any Affiliates and officers or directors thereof substantially in the form attached hereto as Exhibit F;

(n)           legal opinion(s) from in-house counsel to the Sellers reasonably acceptable to Buyer as to the matters addressed in Sections 3.2, 3.3 and 3.4 hereof, and controlling interest transfer tax forms for filing in each applicable jurisdiction;

(o)           updates of current OSHA violations with respect to any of the Companies or the Projects, and evidence of compliance with outstanding citations reasonably satisfactory to Buyers; and

(p)           such other documents as Buyers may reasonably request in connection with the purchase of the Interests and the Maine Hydro Assets.

9.2           Buyers’ Closing Deliveries.  At the Closing, Buyers shall deliver each of the following documents, duly executed by the appropriate Buyer where applicable, to the Sellers:

(a)           Transfer and Assignment Agreements for the LP Interests in the form attached hereto as Exhibit B-1 and an Assignment and Assumption Agreement with respect to the Assumed Maine Hydro Liabilities in the form attached hereto as Exhibit B-4;

(b)           a certificate of good standing or legal existence for each Buyer from the State of Delaware, dated as of a recent date;

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(c)           the Employee Transfer Agreement in the form attached hereto as Exhibit D;

(d)           copies of the requisite resolutions or actions of each Buyer’s board of directors or other governing body approving the execution and delivery of this Agreement and the Employee Transfer Agreement and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary (or other officer or authorized representative) of each Buyer as being duly adopted and in full force and effect;

(e)           a signed IRS Form 8023, Elections under Section 338 for Corporations Making Qualified Stock Purchases, to be prepared by Buyers;

(f)           evidence of Buyers’ approvals as set forth on Schedule 3;

(g)           controlling interest transfer tax forms for filing in each applicable jurisdiction; and

(h)           such other documents as Sellers may reasonably request in connection with the sale of the Interests.

9.3            Conditions to Obligation of Buyers to Close.  The obligation of Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions at the Closing:

(a)           Representations and Warranties.  The representations and warranties of Sellers set forth in Section 3, Section 4 and Section 5 shall be true and correct in all material respects at and as of the Effective Date;

(b)           Performance by Sellers.  Sellers shall have performed and complied in all material respects with all of their covenants, agreements and obligations hereunder through the Closing;

(c)           Buyers’ Approvals.  Buyers shall have received the approvals set forth in Schedule 3;

(d)           Sellers’ Approvals.  Sellers shall have received the approvals set forth in Schedule 2;

(e)           Absence of Litigation.  There shall not be any injunction, judgment, order, decree or ruling in effect that prevents consummation of the transactions contemplated by this Agreement and the Employee Transfer Agreement;

(f)           Officers’ Certificates.  Buyers shall have received a certificate, dated as of the Effective Date, signed by a duly authorized officer of each Seller, substantially in the form attached hereto as Exhibit G;

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(g)           Phase I Audits.  Receipt by Buyers, at Buyers’ cost and expense, of Phase I environmental audits for each Project, together with Phase II assessments addressing any recognized environmental conditions identified by the Phase I audits, each in form and substance satisfactory to Buyers;

(h)           Title Commitments. Delivery to Buyers by Sellers, at Sellers’ expense, of the Title Commitments (for Owner’s Policies and, at Buyers’ request, Loan Policies) for each Project, identifying the relevant Company as the owner of the real property associated with such Project, and disclosing no exceptions to title other than Permitted Encumbrances (together with such surveys, third party estoppels and owner affidavits as are required to remove any exceptions other than Permitted Encumbrances), and otherwise in form and substance satisfactory to Buyers and including such endorsements and affirmative coverages as are customarily required by commercial lending institutions to finance facilities such as the Projects; provided that Buyers shall be solely liable for the payment of any premiums to obtain such committed coverage and for the fees and expenses of Buyers’ counsel in connection therewith;

(i)           Title Deliverables.  Sellers shall have delivered to the Buyers, in form reasonably satisfactory to Buyers and to Chicago Title Insurance Company or other title insurer issuing the Title Commitments, the surveys, certificates, searches, estoppels, and other documentation (“Title Deliverables”) described in Schedule 9.3(i) attached hereto.

(j)           Seller shall have reimbursed Buyers for the cost of (i) Buyers’ corporate counsel traveling to Ridgewood, New Jersey to conduct corporate due diligence, and (ii) producing any legal memoranda or opinions required by Buyers in lieu of receiving corporate opinions from Sellers, which reimbursement shall be fixed at $25,000.  Such reimbursement may be made through an adjustment to the Purchase Price.;

(k)           Sellers shall have demonstrated to Buyers’ satisfaction that all Projects continue to be subject to arrangements for the interconnection of such Projects and the sale of electric output sufficient to enable the continuous sale of their entire net electric output customary for projects of such type;

(l)           No Material Adverse Effect shall have occurred with respect to the Companies or the Projects that is not fully and accurately reflected in the Company’s financial statements dated as of December 31, 2008.

Buyers may waive any condition specified in this Section 9.3 if they execute a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

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10.           Confidentiality

10.1           Confidentiality.

(a)           Each Receiving Party and each Representative thereof shall treat and hold as confidential all of the Proprietary Information, and refrain from using any of the Proprietary Information except in connection with this Agreement and the transactions contemplated hereby.  In the event that the Receiving Party or any Representative thereof is requested or required (including, without limitation, (i) pursuant to any rule or regulation of any stock exchange or other self-regulatory organization upon which any of the Receiving Party’s securities are listed or (ii) by oral question or request for information or documents in any legal proceeding, including without limitation the processes associated with the approvals and consents of, and filings with, any Governmental Authority required to consummate the transactions contemplated in this Agreement, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, the Receiving Party shall notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or a waiver of compliance with the provisions of this Section 10.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or any Representative thereof is, on the advice of counsel, compelled to disclose any Proprietary Information pursuant to any such request or requirement, then the Receiving Party or such Representative may disclose the Proprietary Information so requested or required to be disclosed; provided that the Receiving Party shall use Commercially Reasonable Efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment shall be accorded to such portion of the Proprietary Information required to be disclosed as the Disclosing Party shall designate.  If this Agreement is terminated pursuant to Section 13.1, then each Receiving Party shall deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Proprietary Information that are in his or its possession.

(b)           The obligations of the Parties contained in this Section 10 shall be in full force and effect for three (3) years from the date hereof and shall survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and any transfer of the Interests or the Assets.  Nothing in this Section 10 shall in any way alter Buyers’ obligations under the Confidentiality Agreement dated August 18, 2008 by and between an affiliate of the Buyers and certain of the Sellers.

(c)           Upon the Disclosing Party’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), the Receiving Party may provide Proprietary Information to the FERC, the SEC, or any other Governmental Authority with jurisdiction, as necessary, to obtain any consents, waivers or approvals as may be required for the Receiving Party to undertake the transactions contemplated herein.  The Receiving Party shall seek confidential treatment for such Proprietary Information provided to any such Governmental Authority (if such confidential treatment is available from the appropriate Governmental Authority) and the Receiving Party shall notify the Disclosing Party as far in advance as is practicable of its intention to release to any such Governmental Authority any such Proprietary Information.  Anything to the contrary contained herein notwithstanding, Buyer agrees and acknowledges that certain of the Sellers are or may become obligated to disclose certain information concerning the transactions contemplated hereby pursuant to regulations promulgated by the SEC and other regulatory authorities, including but not limited to the filing of a copy of this Agreement and certain of the agreements and other documents contemplated hereby, and Buyer consents to any such legally required filings and disclosures.  Sellers agree to provide Buyer with copies of any such filings reasonably promptly following such filings.

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11.           Taxes

11.1           Liability for Taxes.

(a)           Buyers shall be responsible for and pay all Taxes arising or resulting from the ownership of the Companies or Assets after the Effective Date.

(b)           Buyers shall pay to the appropriate Seller the amounts of any refund, abatement or credit of Taxes received for Taxes that have been paid and are attributable to the ownership of any Company or any Interest or Asset on or prior to the Closing.

(c)           Sellers shall pay to the appropriate Buyer the amounts of any refund, abatement or credit of Taxes received for Taxes that are attributable to the ownership of any Company or any Interest or Asset after the Closing.

(d)           Sellers shall prepare and timely file or shall cause to be prepared and timely filed and shall remit or cause to be remitted any Taxes due in respect of the following Tax Returns with respect to each Company or in respect of their businesses, assets or operations:  (i) all Tax Returns for any taxable period ending on or before the Effective Date; and (ii) all other Tax Returns required to be filed (taking into account extensions) prior to the Effective Date.  Buyers shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that are required to be filed by or with respect to the Companies or in respect of their businesses, assets or operations for taxable years or periods beginning and ending after the Effective Date.  Buyers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(e)           Buyers and Sellers agree to cooperate and share, before, at and after the Closing, all required information on a timely basis in order to timely file all Tax Returns, reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes and for the preparation of any audit, and for the prosecution or defense of any Claim or proceeding relating to any proposed adjustment.  Buyers and Sellers agree to retain or cause to be retained all Tax Returns, and books and records pertinent to the Companies and the Interests until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority.  After the Closing, Buyers and Sellers shall give each other reasonable notice prior to transferring, discarding or destroying any such Tax Returns, and books and records relating to Tax matters, and Buyers and Sellers shall allow each other upon request to take possession of such Tax Returns, and books and records at the requesting Party’s expense.  Buyers and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies or the Interests for any Tax purpose.  Sellers shall have the sole right to represent any Company’s interests in any audit or examination by any Governmental Authority (“Tax Audit”) relating to taxable periods ending on or before the Closing and to employ counsel of its choice at its expense.  In the case of a period that begins before and ends after the Closing, Sellers shall be entitled to participate at its expense in any Tax Audit relating in any part to Taxes attributable to the portion of such period deemed to end on or before the Effective Date, but Buyers shall control the Tax Audit.  None of Buyers, any of their Affiliates or any Company may settle or otherwise dispose of any Tax Audit for which Sellers may have a liability under this Agreement, or that may result in an increase in Sellers’ liability under this Agreement, without the prior written consent of Sellers, which consent may not be unreasonably withheld.  At Sellers’ request, Buyers shall cause any Company to make or join with Sellers in making elections with respect to its Tax Returns for periods ending on or before the Closing, provided that the making of such election does not have a Material Adverse Effect for any post-Closing Tax period.

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(f)           Any payment by Buyers or Sellers under this Section 11.1 shall be deemed an adjustment to the Purchase Price.

(g)           All excise, sales, use, transfer (including real property or controlling interest transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the “Transfer Taxes”), resulting from the transfer of the Interests pursuant to this Agreement shall be borne in equal portions by Sellers, on the one hand, and by Buyers, on the other hand.

(h)           All tax credits accruing under 26 U.S.C. § 45 on or prior to the Effective Date shall be allocated to and for the benefit of Sellers, all such tax credits accruing after the Effective Date shall be allocated to and for the benefit of Buyers.

11.2           Tax Election.  The Parties agree as follows with respect to Section 338(h)(10) of the Code:

(a)           The U.S. Hydro Buyer may, in its sole discretion, with such decision to be made within ninety (90) days after the Effective Date, make an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Tax law) (collectively, the “Tax Election”) with respect to the purchase and sale of the Shares held by each Tax Election Seller hereunder, and each Tax Election Seller shall join in the Tax Election in the manner provided by, and subject to the conditions set forth in, paragraphs (b) and (c) of this Section 11.2.   Notwithstanding any provision of this Agreement to the contrary, each Tax Election Seller shall be responsible for and shall pay all income Taxes due resulting from the Tax Election.

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(b)           The U.S. Hydro Buyer shall, within 90 days after the Effective Date, determine and send notice to each Tax Election Seller of (i) whether the Tax Election will be made; (ii) the aggregate deemed sales price (as defined under Treasury Regulation Section 1.338-4) for each Company for which a Tax Election Seller has conveyed Shares based on such Company’s Allocable Purchase Price (for each Company, its “ADSP”) and (iii) the allocation of each Company’s ADSP among the Assets of such Company (and in the case of each Company which owns its operating assets through a limited partnership, any assets which are directly owned by such limited partnership) immediately before the Effective Date for purposes of calculation of the deemed sales price of each Asset under Treasury Regulation Section 1.338-6, all in accordance with Treasury Regulation Section 1.338(h)(10)-1, such that a portion of such Company’s ADSP shall equal the current book value of such Company’s fixed assets with the balance of the ADSP allocated to goodwill.  If one or more Tax Election Seller(s) disagrees with such determination and allocation of the ADSP, then such Tax Election Seller(s) shall provide written notice of disagreement within thirty (30) days after receipt of the U.S. Hydro Buyer’s written calculation and allocation.  If any Tax Election Seller does not provide such notice, such Tax Election Seller shall be deemed to have accepted such determination and calculation.  If one or more Tax Election Seller(s) provide such notice to the U.S. Hydro Buyer, the Parties shall proceed in good faith to mutually determine the ADSP and allocations in dispute.  If, within thirty (30) days after the U.S. Hydro Buyer receives such Tax Election Seller’s notice of disagreement, such Tax Election Seller(s) and the U.S. Hydro Buyer have not reached agreement, an Independent Auditor shall be engaged to determine the ADSP, to the extent such determination is in dispute, and the allocation of the ADSP among the Assets, to the extent such allocation is in dispute; provided, however, that such Independent Auditor shall accept such Tax Election Sellers’ determination and allocation unless such Independent Auditor reasonably believes that there is no reasonable basis for such determination and allocation.  Such Independent Auditor shall be selected by mutual agreement of the Parties and shall be associated with a nationally recognized accounting firm not associated with either Party.  The fees and expenses of the Independent Auditor in connection with any such resolution shall be borne fifty percent (50%) by the U.S. Hydro Buyer and fifty percent (50%) by such Tax Election Seller(s).  In all events, the Parties to this Agreement shall use all reasonable efforts to complete the process of the final determination of the ADSP and its allocation as provided in this Section 11.2(b) not later than December 31, 2009.

(c)           On the Effective Date, the U.S. Hydro Buyer and the Tax Election Sellers are jointly executing IRS Form 8023 (“Form 8023”).  If the Buyer determines to make the Tax Election, it shall file Form 8023 within the period set forth above, and, promptly after such filing, shall notify the Tax Election Sellers that it has made such filing and provide to the Tax Election Sellers (i) a photocopy of the executed Form 8023 as filed, and (ii) proof of mailing of Form 8023, which shall be effectuated by certified mail, return receipt requested.  As soon as reasonably possible after the final determination of the ADSP and its allocation as provided in Section 11.2(b), but in any event no later than January 31, 2010, the U.S. Hydro Buyer shall prepare IRS Form 8883 (together with all required attachments thereto and any applicable state forms) (“Form 8883”) and deliver same to the Tax Election Sellers for approval.  Upon approval by each Tax Election Seller, the U.S. Hydro Buyer shall timely file Form 8883 by attaching same to the U.S. Hydro Buyer’s income tax return and each Tax Election Seller shall timely file Form 8883 by attaching same to such Tax Election Seller’s consolidated income tax return for the tax year of such Tax Election Seller which includes the Effective Date.  Each of the U.S. Hydro Buyer and the Tax Election Sellers, promptly after such Party makes its filing, shall notify the other and provide to the U.S. Hydro Buyer or the Tax Election Sellers, as the case may be, (i) a photocopy of the Form 8883 as agreed upon by the Parties, and (ii) proof of mailing of Form 8883, which shall be effectuated by certified mail, return receipt requested.  The Tax Election Sellers, the U.S. Hydro Buyer, and each Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the determination and allocation as provided in Section 11.2(b).

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12.           Indemnification; Remedies; Risk of Loss

12.1           Survival of Representations and Warranties; Survival of Covenants and Agreements.  The representations and warranties of Sellers set forth in Section 3, Section 4 and Section 5 and the representations and warranties of Buyers set forth in Section 6 (except to the extent provided in Section 12.3 below or as set forth in Article VI hereof) shall terminate at the Closing or the earlier termination of this Agreement pursuant to Section 13.1.  The covenants of the Parties contained in this Agreement, other than those that by their nature or terms survive the Closing and/or earlier termination of this Agreement, shall terminate at the Closing or the termination of this Agreement pursuant to Section 13.1.  Notwithstanding the foregoing, no such terminations shall affect any matter that constitutes a Surviving Liability.

12.2           Effect of  Closing.  Upon the Closing, any condition to the obligations of any Party hereunder that has not been satisfied, or any representation, warranty or covenant that has been breached or left unsatisfied by any Party shall be deemed waived by the Parties, and each Party shall be deemed to fully release and forever discharge the other Parties on account of any and all claims, demands or charges, known or unknown, with respect to the same.  Nothing in this Section 12.2 shall be deemed to affect any covenants or agreements contained herein that by their nature or terms survive the Closing or pertain to matters that shall occur after the Closing, nor shall this Section 12.2 be deemed to affect the provisions of any other agreement executed by the Parties in connection with this Agreement which, by their nature or terms, survive the Closing or pertain to matters that shall occur after the Closing..

12.3           Indemnity by Buyers.  Buyers shall, jointly and severally, indemnify, defend and hold harmless each Seller, its Affiliates, its and their successors and permitted assignees, and all of its and their respective stockholders, trustees, members, managers, partners, directors, officers, employees, agents and representatives (collectively, “Sellers Indemnified Parties”) against and in respect of all Liabilities, obligations, judgments, Liens (except for Permitted Encumbrances), injunctions, charges, orders, decrees, rulings, damages, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including reasonable consultants’, attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the “Losses”), that results from:

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(a)           any Third Party Claim against any Seller to the extent based on or arising during any Buyer’s ownership or operation of any Company, including without limitation (i) any Buyer’s and/or any Company’s ownership, operation or use of the Projects, after the Effective Date; and (ii) any failure to discharge any Assumed Maine Hydro Liabilities arising from and after the Closing as and when such obligations become due;

(b)           any breach by any Buyer of any representation or warranty set forth in Section 6 that survives the Effective Date;

(c)           all Environmental Liabilities solely to the extent based on circumstances initially arising after the Effective Date; or

(d)           any breach by any Buyer of any of its covenants contained in Section 8.

12.4           Limitations on Liability.

(a)           None of Sellers Indemnified Parties shall be entitled to recover from any Buyer for any Losses arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement, any amount in excess of the actual compensatory damages, court costs and reasonable attorneys fees, suffered by such Sellers Indemnified Party.  Sellers on behalf of each of such Sellers Indemnified Parties waives any right to recover incidental, indirect, special, exemplary, punitive or consequential damages, including lost revenues or profits, even if such damages are foreseeable or the damaged Sellers Indemnified Party has advised Buyers of the possibility of such damages and regardless of whether any such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy.

(b)           No Sellers Indemnified Party entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could materially prejudice or otherwise materially adversely affect the ability of Buyers to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding without the prior written consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           Each Sellers Indemnified Party entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated in this Agreement shall use Commercially Reasonable Efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are identifiable or recoverable hereunder or in connection herewith.

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(d)           Neither Party shall have recourse whatsoever against any of the shareholders, trustees, directors, partners, members, managers, officers, employees or representatives of the other Parties (including for such purposes, the shareholders, trustees, directors, partners, members, managers, officers, employees, agents or representatives of any Affiliate of a Party).  Without limiting the generality of the foregoing, Buyers, on behalf of themselves and their Affiliates, and Sellers, on behalf of themselves, their Affiliates and Sellers Indemnified Parties, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such trustees, directors, partners, officers, members, managers, employees or representatives relating to any and all Losses suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement.

12.5           [Reserved]

12.6           Matters Involving Third Parties.

(a)           If any Third Party shall notify any Sellers Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against Buyers under this Section 12, then such Sellers Indemnified Party shall promptly notify Buyers thereof in writing; provided that no delay on the part of such Sellers Indemnified Party in notifying Buyers shall relieve Buyers from any obligation hereunder unless (and then solely to the extent) Buyers are prejudiced thereby.

(b)           Buyers shall have the right to defend such Sellers Indemnified Party against the Third Party Claim with counsel of their choice reasonably satisfactory to such Sellers Indemnified Party so long as (i) within thirty (30) days after receiving such notice, Buyers shall give written notice to such Sellers Indemnified Party stating whether it disputes the claim for indemnification and whether it shall defend against any Third Party Claim or liability at its own cost and expense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of such Sellers Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of such Sellers Indemnified Party, and (iii) Buyers conduct the defense of the Third Party Claim actively and diligently; provided that if the claim is one that cannot by its nature be defended solely by Buyers, the Sellers Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of the Third Party Claim as Buyer may reasonably request and shall cooperate with Buyers in such defense.

(c)           So long as Buyers are conducting the defense of the Third Party Claim in accordance with Section 12.6(b), (i) such Sellers Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) such Sellers Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Buyers (which consent shall not unreasonably be withheld, conditioned or delayed), and (iii) Buyers shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing such Sellers Indemnified Party from all liability thereunder.

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(d)           In the event any of the conditions in Section 12.6(b) is or becomes unsatisfied, however, (i) such Sellers Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and such Sellers Indemnified Party need not consult with, or obtain any consent from, Buyers in connection therewith), (ii) Buyer shall reimburse such Sellers Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) Buyer shall remain responsible for any Losses such Sellers Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 12.

12.7           Net of Insurance.  Any calculation of a Loss under this Section 12 shall, in each case, give full effect to any and all insurance proceeds received or payable to such Sellers Indemnified Party in respect of the Loss.  Any such Loss shall not take into account, and shall not be increased to reflect, the Tax consequences to such Sellers Indemnified Party of the receipt of (or the right to receive) the indemnification payments.

13.           Termination

13.1           Termination of Agreement.  The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

13.2           Effect of Termination.  Upon a termination this Agreement pursuant to Section 13.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Parties (except for any Liability of any Party then in breach or any Liability of one Seller to the other and except as otherwise expressly provided herein).

14.           Miscellaneous

14.1           Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without first affording the non-disclosing Parties the opportunity to review and comment on such press release or public announcement; provided that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall provide the other Parties with the opportunity to review the disclosure in advance).

14.2           No Third Party Beneficiaries.  Except as expressly set forth herein, this Agreement shall not confer any rights or remedies upon any Third Party.

14.3           No Joint Venture.  Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to any Party.  No Party is or shall act as or be the agent or Representative of any other Party.

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14.4           Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), together with the Employee Transfer Agreement and any other documents referred to herein, constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, provided that the Confidentiality Agreement dated as of August 18, 2008 shall remain in full force and effect without regard to any provision of this Agreement.

14.5           Succession and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.  Each Party agrees, at the assigning Party’s expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such permitted assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the non-assigning Party’s rights under this Agreement are not thereby materially altered, amended, diminished or otherwise impaired.

14.6           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.7           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.8           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

Purchase and Sale Agreement
Confidential

If to Sellers:

Ridgewood Renewable Power, LLC
947 Linwood Avenue
Ridgewood, NJ 07450
Attn:  Randall D. Holmes
Fax: (201) 447-0474

Copy to:

Pierce Atwood LLP
One Monument Square
Portland, ME  04101
Attn:  David J. Champoux
Fax:  (207) 791-1350

If to Buyers:

KEI (USA) Power Management Inc.
c/o Kruger Energy Inc.
3285 chemin Bedford
Montréal, Québec  H3S 1G5
Canada
Attn: Guy J. Paquette, Director, Legal Affairs
Fax: (514) 343-3124

Copy to:

Rath, Young and Pignatelli, P.C.
One Capital Plaza
Concord, NH 03302-1500
Attn: M. Curtis Whittaker
Fax: (603) 226-2700

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

14.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maine without giving effect to any choice or conflict of law provision or rule (whether of the State of Maine or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maine.

Purchase and Sale Agreement
Confidential

14.10           [Intentionally omitted]

14.11           Consent to Jurisdiction.  Each of Sellers and Buyers consents to the nonexclusive jurisdiction of any local, state or federal court located within the State of Maine, for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby.  Sellers and Buyers each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non conveniens.

14.12           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyers and Sellers.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

14.13           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.14           Expenses.  Each of Buyers and Sellers shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses, except as otherwise provided in Section 12).

14.15           Construction.  Ambiguities or uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the Effective Date.  The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

14.16           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

14.17           Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

Purchase and Sale Agreement
Confidential

14.18           Good Faith Covenant.  The Parties agree that their actions and dealings with each other shall be subject to an express covenant of good faith and fair dealing.

14.19           Dispute Resolution.  Except with respect to as to the determination and allocation of the ADSP and the Allocable Purchase Price relating to RMHP, which are governed by Section 11.2(b), any dispute arising out of or relating to this Agreement shall be resolved as follows:

(a)           Negotiation between Executives:  The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.  Any Party may give the other Parties written notice of any dispute not resolved in the normal course of business.  Such notice shall include: (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who shall be representing that Party and of any other person who shall accompany the executive.  Within fifteen (15) days after delivery of the notice, each of the receiving Parties shall respond with:  (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who shall represent that Party and of any other person who shall accompany the executive.  Within thirty (30) days after delivery of the initial notice, the executives of all Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the others shall be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)           Mediation:  If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party’s notice, or if the Parties failed to meet within thirty (30) days, the Parties shall endeavor to settle the dispute by mediation under the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure; provided that if one Party fails to participate as provided herein, an other Party can initiate mediation prior to the expiration of the forty-five (45) days.  Unless otherwise agreed, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals.

(c)           Arbitration:  Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, that has not been resolved by a non-binding procedure as provided herein within ninety (90) days of the initiation of such procedure, shall be finally resolved by arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a sole arbitrator, for disputes involving amounts in the aggregate under three million dollars ($3,000,000), or three arbitrators, for disputes involving amounts in the aggregate equal to or greater than three million dollars ($3,000,000), of whom each of Buyer and Sellers shall designate one in accordance with the “screened” appointment procedure provided in Rule 5.4; provided that if any Party shall not participate in a non-binding procedure, either of the other Parties may initiate arbitration before expiration of the above period.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Portland, Maine.

Purchase and Sale Agreement
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The arbitrator(s) are not empowered to award damages in excess of compensatory damages and each Party expressly waives and foregoes any right to incidental, indirect, special, exemplary, punitive or consequential damages, including lost revenues or profits, even if such damages are foreseeable or the damaged Party has advised the other Parties of the possibility of such damages and regardless of whether any such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy, unless a statute requires that compensatory damages be increased in a specified manner.

Signature Page Follows

Confidential

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Purchase and Sale Agreement as of the date first written above.

BUYERS:

KEI (USA) POWER MANAGEMENT INC.

By:	/s/ Jean Roy and /s/ Guy Paquette
Name: Jean Roy/ Guy Paquette
Title: VP Operations/ Special Representative

2240867 DELAWARE, INC.		2240870 DELAWARE, LLC

By:	/s/ Jean Roy and /s/ Guy Paquette	By:	/s/ Jean Roy and /s/ Guy Paquette
	Name: Jean Roy/ Guy Paquette		Name: Jean Roy/ Guy Paquette
	Title: VP Operations/ Special Representative		Title: VP Operations/ Special Representative

2240871 DELAWARE, LLC		2240872 DELAWARE, LLC

By:	/s/ Jean Roy and /s/ Guy Paquette	By:	/s/ Jean Roy and /s/ Guy Paquette
	Name: Jean Roy/ Guy Paquette		Name: Jean Roy/ Guy Paquette
	Title: VP Operations/ Special Representative		Title: VP Operations/ Special Representative

KEI (MAINE) POWER MANAGEMENT (I) LLC		KEI (MAINE) POWER MANAGEMENT (II) LLC

By:	/s/ Jean Roy and /s/ Guy Paquette	By:	/s/ Jean Roy and /s/ Guy Paquette
	Name: Jean Roy/ Guy Paquette		Name: Jean Roy/ Guy Paquette
	Title: VP Operations/ Special Representative		Title: VP Operations/ Special Representative

KEI (MAINE) POWER MANAGEMENT (III) LLC		KEI (MAINE) POWER MANAGEMENT (IV) LLC

By:	/s/ Jean Roy and /s/ Guy Paquette	By:	/s/ Jean Roy and /s/ Guy Paquette
	Name: Jean Roy/ Guy Paquette		Name: Jean Roy/ Guy Paquette
	Title: VP Operations/ Special Representative		Title: VP Operations/ Special Representative

Purchase and Sale Agreement
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SELLERS:

RIDGEWOOD MAINE HYDRO PARTNERS, L.P.

By:	Ridgewood Maine Hydro Corporation, its General Partner

By:	/s/ Randall D. Holmes
	Name:	Randall D. Holmes
	Title:	President and CEO

RIDGEWOOD HYDRO HOLDING INC.			BOX CANYON HYDRO, INC.

By:	/s/ Randall D. Holmes		By:	/s/ Randall D. Holmes
	Name:	Randall D. Holmes		Name:	Randall D. Holmes
	Title:	President and CEO		Title:	President and CEO

BCLP, INC.			EMPORIA HYDRO, INC.

By:	/s/ Randall D. Holmes		By:	/s/ Randall D. Holmes
	Name:	Randall D. Holmes		Name:	Randall D. Holmes
	Title:	President and CEO		Title:	President and CEO

A. JOHNSON COGENERATION INC.			BATTEN KILL HYDRO, INC.

By:	/s/ Randall D. Holmes		By:	/s/ Randall D. Holmes
	Name:	Randall D. Holmes		Name:	Randall D. Holmes
	Title:	President and CEO		Title:	President and CEO

UF, INC.			BKG, INC.

By:	/s/ Randall D. Holmes		By:	/s/ Randall D. Holmes
	Name:	Randall D. Holmes		Name:	Randall D. Holmes
	Title:	President and CEO		Title:	President and CEO

UNION FALLS HYDRO, INC.

By:	/s/ Randall D. Holmes
	Name:	Randall D. Holmes
	Title:	President and CEO

Confidential

PURCHASE AND SALE AGREEMENT
SCHEDULE 1

SELLERS, COMPANIES AND INTERESTS

* Includes the Browns Mill, Damariscotta, Eustis, Gardiner (American Tissue), Greenville (aka Wilson Ponds), Lower Barker, Mechanic Falls, Milo, New Dam (aka Estes Lake)/Old Falls (the Yorks), Norway, Pittsfield (Burnham), Pumpkin Hill (Lowell Tannery), South Berwick (Leighs Mill Pond) and Upper Barker Projects.

U.S. Hydro Projects
Banister (Halifax)
Seller	Company	Type of Interest	% Interest
Ridgewood Hydro Holding Inc.	Banister Hydro, Inc.	Shares	100%

Blackstone
Seller	Company	Type of Interest	% Interest
Ridgewood Hydro Holding Inc.	Blackstone Hydro, Inc.	Shares	100%

Box Canyon
Seller	Company	Type of Interest	% Interest
Box Canyon Hydro, Inc.	Box Canyon Limited Partnership	GP Interest	1%
BCLP, Inc.	Box Canyon Limited Partnership	GP Interest	98.9999%
BCLP, Inc.	Box Canyon Limited Partnership	LP Interest	.0001%

Emporia
Seller	Company	Type of Interest	% Interest
Emporia Hydro, Inc.	Emporia Hydropower Limited Partnership	GP Interest	100%
A. Johnson Cogeneration Inc.	Emporia Hydropower Limited Partnership	LP Interest	100%

Lakeview (Swift Creek)
Seller	Company	Type of Interest	% Interest
Ridgewood Hydro Holding Inc.	Swift Creek Hydro, Inc.	Shares	100%

Purchase and Sale Agreement
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Middle Greenwich and Upper Greenwich
Seller	Company	Type of Interest	% Interest
Batten Kill Hydro, Inc.	Batten Kill Hydro Associates	GP Interest	99%
BKG, Inc.	Batten Kill Hydro Associates	GP Interest	1%

Union Falls
Seller	Company	Type of Interest	% Interest
Union Falls Hydro, Inc.	Union Falls Hydropower Limited Partnership	GP Interest	100%
UF, Inc.	Union Falls Hydropower Limited Partnership	LP Interest	100%

BUYERS

Buyer	Interests or Assets Purchased
KEI (USA) POWER MANAGEMENT, INC.
2240867 DELAWARE, INC.	The Shares
2240870 DELAWARE, LLC	The limited partnership interests in Emporia Hydropower Limited Partnership, Union Falls Hydropower Limited Partnership and Box Canyon Limited Partnership
2240871 DELAWARE, LLC
The general partnership interests in Emporia Hydropower Limited Partnership, Union Falls Hydropower Limited Partnership, Box Canyon Limited Partnership, and 99% of the general partnership interests in Batten Kill Associates

2240872 DELAWARE, LLC	A 1% general partnership interest in Batten Kill Hydro Associates
KEI (MAINE) POWER MANAGEMENT (I) LLC	The Maine Hydro Assets associated with the Eustis, Norway and Greenville Projects
KEI (MAINE) POWER MANAGEMENT (II) LLC	The Maine Hydro Assets associated with the Pittsfield, Browns Mill, Pumpkin Hill and Milo Projects

Purchase and Sale Agreement
Confidential

KEI (MAINE) POWER MANAGEMENT (III) LLC	The Maine Hydro Assets associated with the Upper Barker, Lower Barker and Gardiner Projects
KEI (MAINE) POWER MANAGEMENT (IV) LLC	The Maine Hydro Assets associated with the New Dam, Old Falls, Mechanic Falls, Damariscotta and South Berwick Projects

Purchase and Sale Agreement
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PURCHASE AND SALE AGREEMENT
SCHEDULE 2.3(a)

ALLOCABLE PURCHASE PRICE

Allocation of Purchase Price

New Allocation
Maine Projects
Brown's Mill	$530,000
Damariscotta	$125,000
Eustis	$100,000
Gardiner	$875,000
Greenville	$500,000
Lower Baker	$975,000
Upper Baker	$680,000
Mechanic Falls	$555,000
Milo	$540,000
Norway	$100,000
Pittsfield	$1,100,000
Pumpkin Hill	$975,000
South Berwick	$100,000
York (Old Falls and New Dam)	$625,000
$7,780,000
US Hydro Projects
Banister VA	$710,000
Greenwich NY (Upper and Middle)	$110,000
Box Canyon CA	$320,000
Blackstone MA/RI	$910,000
Emporia VA	$1,900,000
Lakeview VA	$85,000
Union Falls NY	$1,685,000
$5,720,000

Purchase Price	$13,500,000